Exhibit 10.1

€220,000,000

CREDIT AGREEMENT

Dated as of December 16, 2005

among

FMC FINANCE B.V.

as Borrower

FMC CORPORATION

as Company

FMC CHEMICALS NETHERLANDS B.V.

as European Parent

and

THE LENDERS PARTY HERETO

and

CITIBANK INTERNATIONAL PLC

as Administrative Agent

and

ABN AMRO BANK N.V.

BANCO BILBAO VIZCAYA AGENTARIA S.A.

NATIONAL CITY BANK

WACHOVIA BANK, NATIONAL ASSOCIATION

as Mandated Lead Arrangers

and

CITIGROUP GLOBAL MARKETS LIMITED

BANC OF AMERICA SECURITIES LLC

as Mandated Lead Arrangers and Bookrunners

WEIL, GOTSHAL & MANGES LLP

767 FIFTH AVENUE

NEW YORK, NEW YORK 10153-0119

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Section 12.18	Confidentiality	72

Section 12.19	USA PATRIOT Act	72

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SCHEDULES

Schedule I	-	Commitments
Schedule II	-	Lending Offices and Addresses for Notices
Schedule III	-	Material Subsidiaries
Schedule 4.2	-	Consents
Schedule 4.3	-	Ownership of Subsidiaries
Schedule 4.7	-	Litigation
Schedule 4.8	-	Taxes
Schedule 4.15	-	Labor Matters
Schedule 4.16	-	List of Plans
Schedule 4.17	-	Environmental Matters
Schedule 8.1	-	Existing Liens

EXHIBITS

Exhibit A	-	Form of Assignment and Acceptance
Exhibit B	-	Form of Note
Exhibit C	-	Form of Notice of Borrowing
Exhibit D	-	Form of Notice of Continuation
Exhibit E	-	Form of Opinion of U.S. Counsel for the Loan Parties

CREDIT AGREEMENT dated as of December 16, 2005, among FMC FINANCE B.V., a company organized and existing under the laws of The Netherlands (“Borrower”), FMC CORPORATION, a Delaware corporation (“Company”), FMC CHEMICALS NETHERLANDS B.V., a company organized and existing under the laws of The Netherlands (“European Parent”), the Lenders (as defined below), CITIBANK INTERNATIONAL PLC (“CIP”), as agent for the Lenders (in such capacity, the “Administrative Agent”), ABN AMRO BANK N.V., BANCO BILBAO VIZCAYA AGENTARIA S.A., NATIONAL CITY BANK, WACHOVIA BANK, NATIONAL ASSOCIATION, as mandated lead arrangers, and CITIGROUP GLOBAL MARKETS LIMITED (“CGML”) and BANC OF AMERICA SECURITIES LLC (“BAS”), as mandated lead arrangers and bookrunners.

WITNESSETH:

WHEREAS, the Borrower has requested that the Lenders provide a revolving credit facility, the proceeds of which will be used to (i) make or repay loans to affiliates of the European Parent, the proceeds of which will be used by such affiliates to make distributions that will be paid directly or indirectly to the Company and (ii) provide working capital from time to time for the European Parent and its affiliates and for other general corporate purposes.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS, INTERPRETATION AND ACCOUNTING TERMS

Section 1.1 Defined Terms

As used in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Administrative Agent” has the meaning specified in the preamble to this Agreement.

“Affected Lender” has the meaning specified in Section 2.15 (Substitution of Lenders).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or that is controlled by or is under common control with such Person, each officer, director, general partner or joint-venturer of such Person, and each Person that is the beneficial owner of 5% or more of any class of Voting Stock of such Person. For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Credit Agreement.

“Applicable Margin” means, at any time, a per annum rate equal to the rate set forth below opposite the then applicable Rating set forth below:

RATING	EUROCURRENCY RATE REVOLVING LOANS
BBB+ or Baa1 or higher (Level 1)	0.30%
BBB or Baa2 (Level 2)	0.35%
BBB- or Baa3 (Level 3)	0.40%
BB+ and Ba1 (Level 4)	0.60%
Ratings below Level 4 or no Rating	0.90%

CREDIT AGREEMENT

FMC FINANCE B.V.

In the event the Facility receives, at any time, (a) Ratings that are one ratings grade apart, for purposes of determining a rating level defined by an “or”, the applicable rating to determine the rates or margins above shall be the higher of such Ratings, or (b) Ratings that are greater than two ratings grades apart, the applicable Rating to determine the rates or margins above shall be the Rating that is one grade higher than the lowest Rating of the Ratings obtained for that period of determination. Changes in the Applicable Margin resulting from a change in the Rating shall become effective on the date of the publication by S&P and/or Moody’s of the new Rating from time to time.

“Applicable Unused Commitment Fee Rate” means, at any time, a per annum rate equal to the rate set forth below opposite the then applicable Rating set forth below:

RATING	APPLICABLE UNUSED COMMITMENT FEE RATE
BBB+ or Baa1 (Level 1) or higher	0.100%
BBB or Baa2 (Level 2)	0.115%
BBB- or Baa3 (Level 3)	0.130%
BB+ and Ba1 (Level 4)	0.210%
Ratings below Level 4 or no Rating	0.315%

In the event the Facility receives, at any time, (a) Ratings that are one ratings grade apart, for purposes of determining a rating level defined by an “or”, the applicable rating to determine the rates or margins above shall be the higher of such Ratings, or (b) Ratings that are greater than two ratings grades apart, the applicable Rating to determine the rates or margins above shall be the Rating that is one grade higher than the lowest Rating of the Ratings obtained for that period of determination. Changes in the Applicable Unused Commitment Fee Rate resulting from a change in the Rating shall become effective on the date of the publication by S&P and/or Moody’s of the new Rating from time to time.

“Approved Electronic Communications” means each notice, demand, communication, information, document and other material that any Loan Party is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein, including (a) any other written Contractual Obligation delivered or required to be delivered in respect of any Loan Document or the transactions contemplated therein and (b) any Financial Statement, financial and other report, notice, request, certificate and other information material; provided, however, that, “Approved Electronic Communication” shall exclude (i) any Notice of Borrowing, Notice of Conversion or Continuation, and any other notice, demand, communication, information, document and other material relating to a request for a new, or a conversion of an existing, Borrowing, (ii) any notice pursuant to Section 2.6 (Optional Prepayments) and any other notice relating to the payment of any principal or other amount due under any Loan Document prior to the scheduled date therefor, (iii) all notices of any Default or Event of Default and (iv) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Article III (Conditions to Loans) or any other condition to any Borrowing or other extension of credit hereunder or any condition precedent to the effectiveness of this Agreement.

“Approved Electronic Platform” has the meaning specified in Section 11.3(a) (Posting of Approved Electronic Communications).

“Approved Fund” means any Fund that is advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or Affiliate of an entity that administers or manages a Lender.

CREDIT AGREEMENT

FMC FINANCE B.V.

“Arrangers” means CGML and BAS, in their respective capacities as mandated lead arrangers and bookrunners.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit A (Form of Assignment and Acceptance).

“Available Credit” means, at any time, (a) the then effective Commitments minus (b) the aggregate Revolving Credit Outstandings at such time.

“Bankruptcy Law” means any law relating to bankruptcy, insolvency, reorganization or any similar law for the relief of debtors, including without limitation, title 11, United States Code.

“BAS” means Banc of America Securities LLC, a Delaware limited liability company.

“BofA” means Bank of America, N.A., a national banking association.

“Borrower” has the meaning specified in the preamble to this Agreement.

“Borrowing” means a borrowing consisting of Revolving Loans made on the same day by the Lenders ratably according to their respective Commitments.

“Business Day” means a day of the year on which banks are not required or authorized to close in New York City or London and a TARGET Day on which banks are not required or authorized to close in London and on which dealings in Dollar and Euro deposits are also carried on in the London interbank market.

“Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, property by such Person as lessee that would be accounted for as a capital lease on a balance sheet of such Person prepared in conformity with GAAP.

“Capital Lease Obligations” means, with respect to any Person, the capitalized amount of all Consolidated obligations of such Person or any of its Subsidiaries under Capital Leases.

“CGML” means Citigroup Global Markets Limited.

“Change of Control” means the occurrence of any of the following: (a) any Person or group of Persons (within the meaning of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934, as amended) of 20% or more of the issued and outstanding Voting Stock of the Company or (b) during any period of twenty-four (24) consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of the Company (together with any new directors whose election by the board of directors of the Company or whose nomination for election by the stockholders of the Company was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose elections or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office.

“Closing Date” means December 16, 2005.

“Code” means the Internal Revenue Code of 1986, as amended.

CREDIT AGREEMENT

FMC FINANCE B.V.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans in the aggregate principal amount outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule I (Commitments) under the caption “Commitment,” as such amount may be increased or reduced from time to time to reflect each Assignment and Acceptance executed by such Lender and as such amount may be reduced pursuant to this Agreement. The aggregate amount of the Commitments shall not exceed €220,000,000.

“Company” has the meaning specified in the preamble to this Agreement.

“Company’s Accountants” means KPMG LLP or other independent nationally-recognized public accountants acceptable to the Administrative Agent.

“Compliance Certificate” has the meaning specified in Section 6.1(c) (Financial Statements).

“Consolidated” means, with respect to any Person, the consolidation of accounts of such Person and its Subsidiaries in accordance with GAAP.

“Consolidated Interest Expense” means, for the Company and its Subsidiaries on a Consolidated basis for any period, total interest expense for such period determined on a Consolidated basis in conformity with GAAP and including, in any event, the amortization of debt discount and premium, the portion of any payments due under any Capitalized Lease Obligation or other obligation allocable to interest expense and the implied interest component under any securitization programs of the Company.

“Consolidated Net Income” means, for any period, the sum of net income (or loss) for such period of the Company and its Subsidiaries determined on a Consolidated basis in accordance with GAAP, but excluding: (a) any income (or loss) of any Person if such Person is not a Subsidiary of the Company, except that the Company’s equity in the net income of any such Person for such period shall be included in such net income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Subsidiary of the Company as a dividend or other distribution; (b) the income (or loss) of any Person accrued prior to the date it became a Subsidiary of the Company or is merged into or consolidated with the Company or such Person’s assets are acquired by the Company or any of its Subsidiaries; and (c) the income of any Subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is prohibited by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Subsidiary.

“Consolidated Net Tangible Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities (excluding any thereof constituting Funded Debt by reason of being extendible or renewable), and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the books and records of the Company and its consolidated Subsidiaries and computed in accordance with GAAP.

“Constituent Documents” means, with respect to any Person, (a) the articles of incorporation, certificate of incorporation or certificate of formation (or the equivalent organizational documents) of such Person, (b) the by-laws, operating agreement (or the equivalent governing documents) of such Person and (c) any document setting forth the manner of election and duties of the directors or managing members of such Person (if any) and the designation, amount or relative rights, limitations and preferences of any class or series of such Person’s Stock.

CREDIT AGREEMENT

FMC FINANCE B.V.

“Contaminant” means any material, substance or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including any petroleum or petroleum-derived substance or waste, asbestos and polychlorinated biphenyls.

“Contractual Obligation” of any Person means any obligation, agreement, undertaking or similar provision of any Security issued by such Person or of any agreement, undertaking, contract, lease, indenture, mortgage, deed of trust or other instrument (excluding a Loan Document) to which such Person is a party or by which it or any of its property is bound or to which any of its property is subject.

“CIP” has the meaning specified in the preamble to this Agreement.

“Customary Permitted Liens” means, with respect to any Person, any of the following Liens:

(a) Liens for taxes, assessments, governmental charges, claims or levies in each case that are not yet due or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves (in the good faith judgment of the management of the respective Person) have been established;

(b) Liens of landlords, liens in favor of utilities and liens of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other liens imposed by law or contract which were incurred in the ordinary course of business and (i) which secure amounts not yet due or (ii)(A) which do not in the aggregate materially detract from the value of such property (other than immaterial property) or materially impair the use thereof in the operation of the business of any Person or (B) which Liens (or the amounts secured thereby) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject to such Lien and with respect to which adequate reserves (in the good faith judgment of the management of the respective Person) have been established;

(c) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security benefits or to secure the performance of trade contracts, bids, tenders, statutory and regulatory obligations, sales, contracts (other than for the repayment of borrowed money), appeal bonds, leases, government contracts or customs bonds and other similar obligations incurred in the ordinary course of business;

(d) encumbrances arising by reason of zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar encumbrances on the use of real property not materially detracting from the value of such real property or not materially interfering with the ordinary conduct of the business conducted and proposed to be conducted at such real property;

(e) encumbrances, easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of any Person;

(f) encumbrances arising under leases or subleases of real property that do not, in the aggregate, materially detract from the value of such real property or interfere with the ordinary conduct of the business conducted at such real property;

CREDIT AGREEMENT

FMC FINANCE B.V.

(g) financing statements with respect to a lessor’s rights in and to personal property leased to such Person in the ordinary course of such Person’s business;

(h) Liens arising from judgments, decrees or attachments and Liens securing appeal bonds arising from judgments, in each case in circumstances not constituting an Event of Default, provided that no cash or property is deposited or delivered to secure any such judgment or award;

(i) Liens on tangible property of a Person or a business that are existing at the time such Person or business is acquired pursuant to a Permitted Acquisition, provided that such Liens were not placed on such property in contemplation of the consummation of the acquisition and do not extend to any property other than those of the Person or the business so acquired (and proceeds and products of any of the foregoing);

(j) Liens encumbering goods under production and arising from progress or partial payments by the Company or any Subsidiary relating to the underlying goods;

(k) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any Subsidiary in the ordinary course of business;

(l) Liens under ERISA to the extent the creation thereof would not breach the representation made in Section 4.16 if made immediately after such creation;

(m) deposits or pledges in connection with the entry into or performance of agreements entered into to effect Permitted Acquisitions in an aggregate amount for all such deposits and pledges not to exceed $1,000,000 plus the aggregate of such deposits or pledges returned to the Company or any Subsidiary or actually applied against the purchase price paid in respect of such Permitted Acquisition;

(n) Liens on any proceeds (including, without limitation, insurance, condemnation and eminent domain proceeds) or products of any property, a lien over which is a Lien permitted by Section 8.1; and

(o) any exception to title set forth in the title insurance policy or title commitment with respect to any property of the Company or any Guarantor with respect to which a Mortgage has been executed.

“Default” means any event that, with the passing of time or the giving of notice or both, would become an Event of Default.

“Disclosure Documents” means, collectively, the Company’s annual report on Form 10-K for December 31, 2004 and quarterly report on Form 10-Q for September 30, 2005 and any amendments thereto filed by the Company with the SEC.

“Dollar Revolving Loan” has the meaning specified in 2.1(a) (The Commitments).

“Dollars” and the sign “$” each mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary of the Company organized under the laws of any state of the United States of America or the District of Columbia.

CREDIT AGREEMENT

FMC FINANCE B.V.

“Dutch Banking Act” means the Dutch Act on the Supervision of the Credit System 1992 (Wet toezicht kredietwezen 1992).

“Dutch Banking Act Exemption Regulation” means the Dutch Banking Act Exemption Regulation 1992 (Vrijstellingsregeling Wtk 1992), dated 26 June 2002, as amended from time to time.

“Dutch Central Bank” means the Dutch Central Bank (De Nederlandsche Bank N.V.).

“EBITDA” means, for any period, Consolidated Net Income for such period, plus, without duplication and to the extent deducted from revenues in determining Consolidated Net Income for such period, the sum of (a) the aggregate amount of Consolidated Interest Expense for such period, (b) the aggregate amount of income and franchise tax expense for such period, (c) all amounts attributable to depreciation and amortization for such period, (d) all non-recurring non-cash charges during such period (other than any non-cash item of expense requiring an accrual or reserve for future cash expense) and minus, without duplication and to the extent added to revenues in determining Consolidated Net Income for such period, all non-recurring non-cash gains during such period, all as determined on a consolidated basis with respect to the Company and its Subsidiaries in accordance with GAAP.

“Eligible Assignee” means (a) a Lender or any Affiliate or Approved Fund of such Lender, (b) a commercial bank having total assets in excess of $5,000,000,000, (c) a finance company, insurance company or any other financial institution or fund, in each case reasonably acceptable to the Administrative Agent and regularly engaged in making, purchasing or investing in loans and having a net worth, determined in accordance with GAAP, in excess of $250,000,000 or, to the extent net worth is less than such amount, a finance company, insurance company, other financial institution or fund, reasonably acceptable to the Administrative Agent and the Borrower or (d) a savings and loan association or savings bank organized under the laws of the United States or any State thereof having a net worth, determined in accordance with GAAP, in excess of $250,000,000.

“Environmental Laws” means all applicable Requirements of Law now or hereafter in effect and as amended or supplemented from time to time, relating to pollution or the regulation and protection of human health, safety, the environment or natural resources, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. § 9601 et seq.); the Hazardous Material Transportation Act, as amended (49 U.S.C. § 1801 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. § 136 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. § 6901 et seq.); the Toxic Substance Control Act, as amended (42 U.S.C. § 7401 et seq.); the Clean Air Act, as amended (42 U.S.C. § 740 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. § 1251 et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. § 651 et seq.); the Safe Drinking Water Act, as amended (42 U.S.C. § 300f et seq.); and each of their state and local counterparts or equivalents and any transfer of ownership notification or approval statute, including the Industrial Site Recovery Act (N.J. Stat. Ann. § 13:1K-6 et seq.).

“Environmental Liabilities and Costs” means, with respect to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute and whether arising under any Environmental Law, Permit, order or agreement with any Governmental Authority or other Person, in each case relating to any environmental, health or safety condition or to any Release or threatened Release and resulting from the past, present or future operations of, or ownership of property by, such Person or any of its Subsidiaries.

CREDIT AGREEMENT

FMC FINANCE B.V.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control or treated as a single employer with the Company or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means (a) a reportable event described in Section 4043 of ERISA with respect to a Title IV Plan (other than a reportable event for which 30-day notice is waived by applicable PBGC regulations), (b) the withdrawal of the Company, any of its Subsidiaries or any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, (c) the complete or partial withdrawal of the Company, any of its Subsidiaries or any ERISA Affiliate from any Multiemployer Plan, (d) notice of reorganization or insolvency of a Multiemployer Plan, (e) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA, (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC, (g) the failure to make any required contribution to a Title IV Plan or Multiemployer Plan, (h) the imposition of a lien under Section 412 of the Code or Section 302 of ERISA on the Company or any of its Subsidiaries or any ERISA Affiliate or (i) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA.

“Euro” and the sign “€” each mean the lawful money of the member states of the European Union participating in the third stage of the European monetary union.

“Euro Equivalent” of any amount means, at the time of determination thereof, (a) if such amount is expressed in Euros, such amount and (b) if such amount is expressed in Dollars, the equivalent of such amount in Euros determined by using the rate of exchange quoted by CIP in London, England at 11:00 a.m. (London time) on the third Business Day prior to the date of determination, to prime banks in London for the spot purchase in the London foreign exchange market of such amount of Euros with Dollars.

“Euro Revolving Loan” has the meaning specified in 2.1(a) (The Commitments).

“Eurocurrency Base Rate” means, with respect to any Interest Period for any Eurocurrency Rate Loan, denominated in (i) Euros, the rate of interest determined by the Administrative Agent to be the average (rounded to the nearest 1/16th of one per cent) of the rate per annum which appears on the Telerate Page 248 which displays the European interbank offered rate for deposits in Euros for such Interest Period at 11:00 a.m. (Brussels time) on the second full TARGET Day preceding the first day of such Interest Period and (ii) Dollars, the rate of interest determined by the Administrative Agent to be the average (rounded upward to the nearest whole multiple of 1/16 of one percent per annum, if such average is not such a multiple) of the rates per annum at which deposits in Dollars are offered by the principal office of each of the Reference Banks in London to major banks in the London interbank market at 11:00 a.m. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to the Eurodollar Rate Loan of such Reference Bank for a period equal to such Interest Period.

CREDIT AGREEMENT

FMC FINANCE B.V.

“Eurocurrency Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurocurrency Lending Office” opposite its name on Schedule II (Lending Offices and Addresses for Notices) or on the Assignment and Acceptance by which it became a Lender or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Federal Reserve Board.

“Eurocurrency Rate” means, with respect to any Interest Period for any Eurocurrency Rate Loan, an interest rate per annum equal to the rate per annum obtained by dividing (a) the applicable Eurocurrency Base Rate by (b)(i) a percentage equal to 100% minus (ii) the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the Eurocurrency Rate is determined) having a term equal to such Interest Period.

“Eurocurrency Rate Loan” means any Loan that, for an Interest Period, bears interest based on the Eurocurrency Rate.

“European Parent” has the meaning specified in the preamble to this Agreement.

“Event of Default” has the meaning specified in Section 9.1 (Events of Default).

“Facility” means the Commitments and the provisions herein related to the Revolving Loans.

“Fair Market Value” means (a) with respect to any asset or group of assets (other than a marketable Security) at any date, the value of the consideration obtainable in a sale of such asset at such date assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as reasonably determined, in the case of any such asset sale in excess of $15,000,000, by the Board of Directors of the Company or a Subsidiary of the Company, as the case may be, or, if such asset shall have been the subject of a relatively contemporaneous appraisal by an independent third party appraiser, the basic assumptions underlying which have not materially changed since its date, the value set forth in such appraisal and (b) with respect to any marketable Security at any date, the closing sale price of such Security on the Business Day next preceding such date, as appearing in any published list of any national securities exchange or the NASDAQ Stock Market or, if there is no such closing sale price of such Security, the final price for the purchase of such Security at face value quoted on such Business Day by a financial institution of recognized standing regularly dealing in securities of such type and selected by the Administrative Agent.

“Federal Reserve Board” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

CREDIT AGREEMENT

FMC FINANCE B.V.

“Financial Covenant Debt” of any Person means Indebtedness of the type specified in clauses (a), (b), (c), (d), (e), (f), (g) and (h) of the definition of “Indebtedness”; provided, however, that (i) in the case of clause (c), such obligations shall be included in this definition of Financial Covenant Debt only to the extent such obligations are in respect of unreimbursed drawings under letters of credit, (ii) the guarantees referred to in clause (b) of the definition of “Permitted Vendor Indebtedness” shall be included only to the extent demand for payment has been received thereunder, and (iii) that Guaranty Obligations supported by a letter of credit shall not, to the extent so supported, be included in this definition of Financial Covenant Debt.

“Financial Statements” means the financial statements of the Company and its Subsidiaries delivered in accordance with Sections 4.4 (Financial Statements) and 6.1 (Financial Statements).

“Fiscal Quarter” means each of the three month periods ending on March 31, June 30, September 30 and December 31.

“Fiscal Year” means the twelve month period ending on December 31.

“FMC’s Business” means the business of developing, manufacturing and/or selling, and providing research and development, marketing and/or other services and support for, chemical-based and formulated products and related organic and inorganic materials and any business reasonably related, incidental, complementary or ancillary thereto.

“Foreign Credit Line” means a credit facility or similar credit arrangement (including any arrangement in connection with Permitted Vendor Indebtedness) made available by a financial institution to Foreign Subsidiaries or their customers, as applicable.

“Foreign Subsidiary” means any Subsidiary of the Company that is not a Domestic Subsidiary.

“Fund” means any Person (other than a natural Person) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” means all Indebtedness, whether or not evidenced by a bond, debenture, note or similar instrument or agreement, for the repayment of money borrowed, having a maturity of more than 12 months from the date of its creation or having a maturity of less than 12 months from the date of its creation but by its terms being renewable or extendible beyond 12 months from such date at the options of the borrower. For the purpose of determining “Funded Debt” of any corporation, there shall be excluded any particular Indebtedness if, on or prior to the maturity thereof, there shall have been deposited with the proper depository in trust the necessary funds for the payment, redemption or satisfaction of such Indebtedness.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, that are applicable to the circumstances as of the date of determination.

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“Governmental Authority” means any nation, sovereign or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any central bank.

“Guarantied Parties” has the meaning specified in Section 10.1(b) (Guaranty).

“Guarantor” means each of the Company and the European Parent.

“Guaranty” means the guaranty of the Obligations of the Borrower under this Agreement set forth in Article X hereof.

“Guaranty Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any Indebtedness of another Person, if the purpose or intent of such Person in incurring the Guaranty Obligation is to provide assurance to the obligee of such Indebtedness that such Indebtedness will be paid or discharged, or that any agreement relating thereto will be complied with, or that any holder of such Indebtedness will be protected (in whole or in part) against loss in respect thereof, including (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of Indebtedness of another Person and (b) any liability of such Person for Indebtedness of another Person through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such Indebtedness or any security therefor, or to provide funds for the payment or discharge of such Indebtedness (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise), (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another Person, (iii) to make take-or-pay or similar payments outside of the ordinary course of business, if required, regardless of non-performance by any other party or parties to an agreement, (iv) to purchase, sell or lease (as lessor or lessee) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss or (v) to supply funds to, or in any other manner invest in, such other Person (including to pay for property or services irrespective of whether such property is received or such services are rendered), if in the case of any agreement described under clause (b)(i), (ii), (iii), (iv) or (v) above the primary purpose or intent thereof is to provide assurance that Indebtedness of another Person will be paid or discharged, that any agreement relating thereto will be complied with or that any holder of such Indebtedness will be protected (in whole or in part) against loss in respect thereof. The amount of any Guaranty Obligation shall be equal to the amount of the Indebtedness so guaranteed or otherwise supported.

“Hedging Contracts” means all Interest Rate Contracts, foreign exchange contracts, currency swap or option agreements, forward contracts, commodity swap, purchase or option agreements, other commodity price hedging arrangements, and all other similar agreements or arrangements designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices.

“Indebtedness” of any Person means without duplication (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by notes, bonds (other than surety and performance bonds, which are covered in clause (c) below), debentures or similar instruments or that bear interest, (c) all reimbursement and other obligations with respect to letters of credit, bankers’ acceptances, surety bonds and performance bonds, whether or not matured, (d) all indebtedness for the deferred purchase price of property or services, other than trade payables incurred in the ordinary course of business that are not overdue, (e) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are

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limited to repossession or sale of such property), (f) all Capital Lease Obligations of such Person and the present value of future rental payments under all synthetic leases, (g) all Guaranty Obligations of such Person, (h) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any Stock or Stock Equivalents of such Person, valued, in the case of redeemable preferred stock, at the greater of its voluntary liquidation preference and its involuntary liquidation preference plus accrued and unpaid dividends, (i) all payments that such Person would have to make in the event of an early termination on the date Indebtedness of such Person is being determined in respect of Hedging Contracts of such Person and (j) all Indebtedness of the type referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and general intangibles) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Indemnified Matter” has the meaning specified in Section 12.4 (Indemnities).

“Indemnitee” has the meaning specified in Section 12.4 (Indemnities).

“Interest Coverage Ratio” means, with respect to the Company and its Subsidiaries on a Consolidated basis for any period, the ratio of EBITDA for such period to Net Consolidated Interest Expense for such period.

“Interest Income” means, for the Company and its Subsidiaries on a Consolidated basis for any period, total interest income for such period on a Consolidated basis in conformity with GAAP.

“Interest Period” means (a) initially, the period commencing on the date such Eurocurrency Rate Loan is made and ending one week (in the case of the initial Borrowing), one, two, three or six months thereafter (or such other period as the Lenders may agree), as selected by the Borrower in its Notice of Borrowing or Notice of Conversion or Continuation given to the Administrative Agent pursuant to Section 2.2 (Borrowing Procedures) or 2.9 (Continuation Option) and (b) thereafter, if such Loan is continued, in whole or in part, as a Eurocurrency Rate Loan pursuant to Section 2.9 (Continuation Option), a period commencing on the last day of the immediately preceding Interest Period therefor and ending one, two, three or six months thereafter, as selected by the Borrower in its Notice of Conversion or Continuation given to the Administrative Agent pursuant to Section 2.9 (Continuation Option); provided, however, that all of the foregoing provisions relating to Interest Periods in respect of Eurocurrency Rate Loans are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to extend such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day; and

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month at the end of such Interest Period; and

(iii) no Interest Period shall end after the Scheduled Termination Date.

“Interest Rate Contracts” means all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and interest rate insurance.

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“Investment” means, with respect to any Person, (a) any purchase or other acquisition by such Person of (i) any Security issued by, (ii) a beneficial interest in any Security issued by, or (iii) any other equity ownership interest in, any other Person, (b) any purchase by such Person of all or a significant part of the assets of a business conducted by any other Person, or all or substantially all of the assets constituting the business of a division, branch or other unit operation of any other Person, (c) any loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable and similar items made or incurred in the ordinary course of business as presently conducted) or capital contribution by such Person to any other Person, including all Indebtedness of any other Person to such Person arising from a sale of property by such Person other than in the ordinary course of its business, and (d) any Guaranty Obligation incurred by such Person in respect of Indebtedness of any other Person.

“Investment Grade Rating” means a Rating of (a) “BBB-” or higher by S&P and (b) “Baa3” or higher by Moody’s.

“IRS” means the Internal Revenue Service of the United States or any successor thereto.

“Lender” means each financial institution or other entity that (a) is listed on the signature pages hereof as a “Lender” or (b) from time to time becomes a party hereto by execution of an Assignment and Acceptance.

“Leverage Ratio” means, with respect to the Company and its Subsidiaries on a Consolidated basis as of any date, the ratio of Financial Covenant Debt as of such date to EBITDA for the last four Fiscal Quarters ending on or before such date.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, lien (statutory or other), security interest or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever intended to assure payment of any Indebtedness or the performance of any other obligation, including any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease and any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC or comparable law of any jurisdiction naming the owner of the asset to which such Lien relates as debtor.

“Loan” means any loan made by any Lender pursuant to this Agreement.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes (if any) and (c) each certificate, agreement or document executed by a Loan Party and delivered to the Administrative Agent or any Lender in connection with or pursuant to any of the foregoing.

“Loan Party” means the Borrower and each Guarantor.

“Material Adverse Change” means a material adverse change in any of (a) the business, condition (financial or otherwise), operations or properties of the Company and its Subsidiaries or the Borrower and its Subsidiaries, in each case taken as a whole, (b) the legality, validity or enforceability of any Loan Document, (c) the ability of the Borrower to repay the Obligations or of the other Loan Parties to perform their respective obligations under the Loan Documents or (d) the rights and remedies of the Administrative Agent or the Lenders under the Loan Documents.

“Material Adverse Effect” means an effect that results in or causes, or could reasonably be expected to result in or cause, a Material Adverse Change.

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“Material Subsidiary” means FMC Finance B.V. and any Subsidiary of the Company from time to time in which the Company has an Investment, direct or indirect, of at least $10,000,000 (excluding Investments by such Subsidiary in other Subsidiaries in the form of Stock or Stock Equivalents), which Subsidiaries on the Closing Date are listed on Schedule III hereto.

“Moody’s” means Moody’s Investors Services, Inc.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Company, any of its Subsidiaries or any ERISA Affiliate has any obligation or liability, contingent or otherwise.

“Negotiation Period” has the meaning specified in Section 2.12(g) (Substitute Basis).

“Net Consolidated Interest Expense” means, for any period, Consolidated Interest Expense for such period less the sum of (x) amortization of debt discount and premium for such period and (y) Interest Income for such period.

“Non-Consenting Lender” has the meaning specified in Section 12.1(c) (Amendments, Waivers, Etc.).

“Non-Funding Lender” has the meaning specified in Section 2.2(d) (Borrowing Procedures).

“Non-U.S. Lender” means each Lender (or the Administrative Agent) that is not a United States person as defined in Section 7701(a)(30) of the Code.

“Note” means a promissory note of the Borrower payable to the order of any Lender in a principal amount equal to the amount of such Lender’s Commitment evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from the Revolving Loans owing to such Lender.

“Notice of Borrowing” has the meaning specified in Section 2.2(a) (Borrowing Procedures).

“Notice of Conversion or Continuation” has the meaning specified in Section 2.9 (Continuation Option).

“Obligations” means the Loans and all other amounts, obligations, covenants and duties owing by the Borrower to the Administrative Agent or any Lender, any Affiliate of any of them or any Indemnitee, of every type and description (whether by reason of an extension of credit, opening or amendment of a letter of credit or payment of any draft drawn thereunder, loan, guaranty, indemnification, foreign exchange or currency swap transaction, interest rate or commodity hedging transaction or otherwise), present or future, arising under this Agreement, any other Loan Document, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired and whether or not evidenced by any note, guaranty or other instrument or for the payment of money, including all letter of credit, cash management and other fees, interest, charges, expenses, attorneys’ fees and disbursements and other sums chargeable to the Borrower under this Agreement, any other Loan Document.

“OFAC” means the United States Department of the Treasury’s Office of Foreign Assets Control.

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“Patriot Act” has the meaning specified in Section 12.19 (USA PATRIOT Act).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Permit” means any permit, approval, authorization, license, variance or permission required from a Governmental Authority under an applicable Requirement of Law.

“Permitted Acquisition” means the acquisition by the Company or any of its Subsidiaries of all or substantially all of the assets or Stock of any Person or of any operating division or similar operating or business unit thereof (the “Target”), or the merger of the Target with or into the Company or any Subsidiary of the Company (with the Company, in the case of a merger with the Company, being the surviving corporation) subject to the satisfaction of each of the following conditions:

(a) if at the time of such acquisition, the Company does not maintain the Investment Grade Rating, the Administrative Agent shall receive at least 30 days’ prior written notice of such acquisition, which notice shall include, without limitation, a reasonably detailed description of such acquisition;

(b) such acquisition shall only involve assets comprising a business, or those assets of a business, of the type described in the definition of “FMC’s Business”;

(c) such acquisition shall be consensual and shall have been approved by the Target’s board of directors;

(d) if at the time of such acquisition, the Company does not maintain the Investment Grade Rating, the sum of all amounts payable in connection with such acquisition and all other Permitted Acquisitions (including all transaction costs and all Indebtedness, liabilities and Guaranty Obligations incurred or assumed in connection therewith or otherwise reflected in a Consolidated balance sheet of the Borrower and Target) shall not exceed $500,000,000; provided, that the Company may exceed such limitation, if the Leverage Ratio shall be less than 3.0 to 1.0 after giving effect to such acquisition on a pro forma basis; provided, further, that the sum of all amounts payable in connection with any acquisitions consummated while the Company maintains an Investment Grade Rating shall not be subject to or included as part of the $500,000,000 limit provided in this paragraph (d);

(e) if at the time of such acquisition, the Company does not maintain the Investment Grade Rating, concurrently with delivery of the notice referred to in clause (a), the Company shall have delivered to the Administrative Agent, in form and substance reasonably acceptable to the Arrangers, such other financial information, financial analysis, documentation or other information relating to such acquisition as the Administrative Agent shall reasonably request;

(f) if at the time of such acquisition, the Company does not maintain the Investment Grade Rating, on or prior to the date of such acquisition, the Administrative Agent shall have received, in form and substance reasonably acceptable to the Arrangers, copies of the acquisition agreement, related Contractual Obligations and instruments, and all opinions, certificates, lien search results and other documents reasonably requested by the Administrative Agent; and

(g) at the time of such acquisition and after giving effect thereto, (i) no Default or Event of Default shall have occurred and be continuing and (ii) all representations and warranties contained in Article IV (Representations and Warranties) and in the other Loan Documents shall be true and correct in all material respects.

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“Permitted Vendor Indebtedness” means Indebtedness incurred by Subsidiaries of the Company organized in Brazil (and the guarantees by the Company thereof) consisting of (a) import financing Indebtedness incurred directly by any such Subsidiary for the purpose of conducting vendor financing programs in South America and (b) guarantees by any such Subsidiary or the Company of Indebtedness incurred by customers in order to finance the purchase of products of the Company and its Subsidiaries or the purchase of third-party agricultural products.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, estate, trust, limited liability company, unincorporated association, joint venture or other entity, or a Governmental Authority.

“Policy Rule” means the 2005 Dutch Central Bank’s policy guidelines (issued in relation to the Dutch Banking Exemption Regulation) dated 29 December 2004 (Beleidsregel 2005 kernbegrippen markttoetreding en handhaving Wtk 1992) as amended from time to time.

“Professional Market Party” means a professional market party (professionele marktpartij) within the meaning of the Exemption Regulation and the Dutch Central Bank’s Policy Guidelines, which as of the date of this Agreement include, without limitation, (i) certain credit institutions, insurance companies, pension funds, securities intermediaries, asset managers and investment institutions that are registered and subject to government supervision in The Netherlands, any other European Economic Area member state, Monaco, Puerto Rico, Saudi Arabia, Turkey, South Korea, the United States, Japan, Australia, Canada, Mexico, New Zealand or Switzerland and subsidiaries thereof which are subject to government supervision, (ii) central governments, international treaty organizations and supranational public institutions, (iii) companies which have assets with a book value of €500,000,000 or more, according to their annual accounts as per the end of their financial year preceding the year in which they grant or obtain the relevant loan or a portion thereof, (iv) companies or natural persons with net assets of €10,000,000 or more as per the end of the preceding calendar year and which have been active on the financial markets with an average of at least two transactions per month during the preceding two consecutive years, (v) persons under supervision of the regulatory authority as referred to in section 1 subsection f of the Decree on the Supervision of the Securities Trade 1995 (Besluit toezicht effectenverkeer 1995), or under supervision of the regulatory authority of another state to be active on the financial markets, (vi) legal entities or partnerships which, pursuant to their latest (consolidated) financial statements meet two of the following three criteria: (a) an average number of employees during the financial year of 250 or more, (b) according to their balance sheet having an asset-value of at least €43,000,000, and (c) yearly turnover of at least €50,000,000, (vii) a legal entity or partnership having the sole corporate purpose of investing in securities and (viii) collective investment institutions that are exempt from the Act on the Supervision of Collective Investment Schemes pursuant to section 1 or 2 of the Regulation of the Minister of Finance of 9 October 1990 implementing section 14 of that Act.

“Purchasing Lender” has the meaning specified in Section 12.7 (Sharing of Payments, Etc.).

“Ratable Portion” or “ratably” means, with respect to any Lender, (a) with respect to the Facility, the percentage obtained by dividing (i) the Commitment of such Lender by (ii) the aggregate Commitments of all Lenders (or, at any time after the Revolving Credit Termination Date, the percentage obtained by dividing the aggregate outstanding principal balance of the Revolving Credit Outstandings owing to such Lender by the aggregate outstanding principal balance of the Revolving Credit Outstandings owing to all Lenders) and (b) with respect to any other specified Obligations, the percentage obtained by dividing (i) the amount of such Obligations held by such Lender by (ii) the aggregate outstanding amount of all such Obligations.

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“Rating” shall mean, for any given period of determination, the rating assigned to the Facility by each of Moody’s and S&P or, if the Facility is not rated by Moody’s or S&P, the rating assigned to the senior unsecured debt of the Company, in the case of Moody’s, and the corporate credit rating of the Company, in the case of S&P.

“Receivable” means a right to receive payment arising from the sale or lease of goods or services by a Person to another Person.

“Receivables Funding Entity” means a wholly-owned Subsidiary of the Company which engages in no activities other than the financing of Receivables. On the date of this Agreement, FMC Funding Corporation, a Delaware corporation and a wholly-owned Subsidiary of the Company, is a Receivables Funding Entity.

“Receivables Transaction” means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may directly or indirectly sell, convey or otherwise transfer Receivables to another Person, or may grant a security interest in, any Receivables of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such Receivables, proceeds of such Receivables and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Receivables.

“Reference Bank” means the Lender or any Affiliate thereof that is then acting as the Administrative Agent or an Affiliate of the Administrative Agent, and BofA.

“Register” has the meaning specified in Section 12.2(c) (Assignments and Participations).

“Release” means, with respect to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration, in each case, of any Contaminant into the indoor or outdoor environment or into or out of any property owned by such Person, including the movement of Contaminants through or in the air, soil, surface water, ground water or property.

“Remedial Action” means all actions required to (a) clean up, remove, treat or in any other way address any Contaminant in the indoor or outdoor environment, (b) prevent the Release or threat of Release or minimize the further Release so that a Contaminant does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

“Requirement of Law” means, with respect to any Person, the common law and all federal, state, local and foreign laws, rules and regulations, orders, judgments, decrees and other determinations of any Governmental Authority or arbitrator, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Requisite Lenders” means Lenders having more than fifty percent (50%) of the aggregate outstanding amount of the Commitments or, after the Revolving Credit Termination Date, more than fifty percent (50%) of the aggregate Revolving Credit Outstandings. A Non-Funding Lender shall not be included in the calculation of “Requisite Lenders.”

“Responsible Officer” means, with respect to any Person, any of the principal executive officers, managing members or general partners of such Person but, in any event, with respect to financial

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matters, the chief financial officer or treasurer of such Person. Notwithstanding the above, with respect to the European Parent and the Borrower, a managing director is also a Responsible Officer for purposes of Section 3.1 (Conditions Precedent to Initial Loans).

“Revolving Credit Outstandings” means, at any particular time, the Euro Equivalent of the principal amount of the Revolving Loans outstanding at such time.

“Revolving Credit Termination Date” shall mean the earliest of (a) the Scheduled Termination Date, (b) the date of termination in whole of the Commitments pursuant to Section 2.3 (Reduction and Termination of the Commitments) and (c) the date on which the Obligations become due and payable pursuant to Section 9.2 (Remedies).

“Revolving Loan” has the meaning specified in 2.1(a) (The Commitments).

“S&P” means Standard & Poor’s Rating Services.

“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/index.html or any successor website thereto, or as otherwise published from time to time.

“Sanctioned Person” means (i) a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html or any successor website thereto, or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“Scheduled Termination Date” means the fifth anniversary of the Closing Date.

“SEC” means the United States Securities and Exchange Commission.

“Selling Lender” has the meaning specified in Section 12.7 (Sharing of Payments, Etc.).

“Solvent” means, with respect to any Person, that the value of the assets of such Person (both at fair value and present fair saleable value) is, on the date of determination, greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person as of such date and that, as of such date, such Person is able to pay all liabilities of such Person as such liabilities mature and does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Purpose Vehicle” means any special purpose funding vehicle identified as such in writing by any Lender to the Administrative Agent.

“Stock” means shares of capital stock (whether denominated as common stock or preferred stock), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting.

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“Stock Equivalents” means all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other business entity of which an aggregate of more than 50% of the outstanding Voting Stock is, at the time, directly or indirectly, owned or controlled by such Person or one or more Subsidiaries of such Person.

“Substitute Basis” has the meaning specified in Section 2.12(gf) (Substitute Basis).

“Substitute Basis Loans” has the meaning specified in Section 2.12(f) (Substitute Basis).

“Substitute Basis Rate” has the meaning specified in Section 2.12(f) (Substitute Basis).

“Substitute Institution” has the meaning specified in Section 2.15 (Substitution of Lenders).

“Substitution Notice” has the meaning specified in Section 2.15 (Substitution of Lenders).

“TARGET” means the Trans-European Automated Real-Time Gross Settlement Express Transfer Payment System.

“TARGET Day” means any day on which TARGET is open for settlement of payment in Euros.

“Tax Affiliate” means, with respect to any Person, (a) any Subsidiary of such Person, and (b) any Affiliate of such Person with which such Person files or is eligible to file consolidated, combined or unitary tax returns.

“Tax Return” has the meaning specified in Section 4.8(a) (Taxes).

“Taxes” has the meaning specified in Section 2.14(a) (Taxes).

“Title IV Plan” means a pension plan, other than a Multiemployer Plan, covered by Title IV of ERISA and to which the Company any of its Subsidiaries or any ERISA Affiliate has any obligation or liability (contingent or otherwise).

“UCC” means the Uniform Commercial Code as the same may, from time to time, be in enacted and in effect in the State of New York.

“Unfunded Pension Liability” means, with respect to the Company or any of its Subsidiaries at any time, the sum of (a) the amount, if any, by which the present value of all accrued benefits under each Title IV Plan (other than any Title IV Plan subject to Section 4063 of ERISA) exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, as determined as of the most recent valuation date for such Title IV Plan using the actuarial assumptions in effect under such Title IV Plan, (b) the aggregate amount of withdrawal liability that could be assessed under Section 4063 with respect to each Title IV Plan subject to such section, separately calculated for each such Title IV Plan as of its most recent valuation date and (c) for a period of five years following a transaction reasonably likely to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by the Company, any of its Subsidiaries or any ERISA Affiliate as a result of such transaction.

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“Unused Commitment Fee” has the meaning specified in Section 2.10(a) (Fees).

“Voting Stock” means Stock of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or other controlling Persons, of such Person (irrespective of whether, at the time, Stock of any other class or classes of such entity shall have or might have voting power by reason of the happening of any contingency).

“Wholly-Owned Subsidiary” means, in respect of any Person, any Subsidiary of such Person, all of the Stock of which (other than director’s qualifying shares, as may be required by law) is owned by such Person, either directly or indirectly through one or more Wholly-Owned Subsidiaries of such Person.

“Withdrawal Liability” means, with respect to the Company or any of its Subsidiaries at any time, the aggregate liability incurred (whether or not assessed) with respect to all Multiemployer Plans pursuant to Section 4201 of ERISA or for increases in contributions required to be made pursuant to Section 4243 of ERISA.

Section 1.2 Computation of Time Periods

In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

Section 1.3 Accounting Terms and Principles

(a) Except as set forth below, all accounting terms not specifically defined herein shall be construed in conformity with GAAP and all accounting determinations required to be made pursuant hereto (including for purpose of measuring compliance with Article V (Financial Covenants) shall, unless expressly otherwise provided herein, be made in conformity with GAAP.

(b) If any change in the accounting principles used in the preparation of the most recent Financial Statements referred to in Section 6.1 (Financial Statements) is hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successors thereto) and such change is adopted by the Company with the agreement of the Company’s Accountants and results in a change in any of the calculations required by the definition of “Permitted Acquisition”, Article IV (Representations and Warranties) or Article V (Financial Covenants) had such accounting change not occurred, for purposes of the calculation of such covenants and the definitions related thereto, such calculation shall be made using GAAP as used by the Borrower in its December 31, 2004 financial statements.

(c) For purposes of calculating compliance with each of the financial covenants set forth in Article V in respect of a Permitted Acquisition, such transaction shall be deemed to have occurred as of the first day of the four Fiscal-Quarter period ending as of the most recent Fiscal Quarter end preceding the date of such transaction with respect to which the Administrative Agent has received the Financial Statements required to be delivered pursuant to Section 6.1(a) (each such transaction, a “Pro Forma Transaction”). In respect of each Pro Forma Transaction, for purposes of any such calculation in respect of any such Permitted Acquisition, (A) any Indebtedness incurred by the Company or any of its

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Subsidiaries on a Consolidated basis in connection with such transaction (x) shall be deemed to have been incurred as of the first day of the applicable period and (y) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this clause (c) determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination, (B) income statement items (whether positive or negative) attributable to the Person or property acquired shall be included beginning as of the first day of the applicable period and (C) pro forma adjustments may be included to the extent that such adjustments meet the requirements of Regulation S-X under the Securities Act of 1933, as amended, and all other accounting rules and regulations of the SEC promulgated thereunder.

Section 1.4 Certain Terms

(a) The terms “herein,” “hereof” and “hereunder” and similar terms refer to this Agreement as a whole, and not to any particular Article, Section, subsection or clause in, this Agreement.

(b) Unless otherwise expressly indicated herein, (i) references in this Agreement to an Exhibit, Schedule, Article, Section, clause or sub-clause refer to the appropriate Exhibit or Schedule to, or Article, Section, clause or sub-clause in this Agreement and (ii) the words “above” and “below”, when following a reference to a clause or a sub-clause of any Loan Document, refer to a clause or sub-clause within, respectively, the same Section or clause.

(c) Each agreement defined in this Article I shall include all appendices, exhibits and schedules thereto. Unless the prior written consent of the Requisite Lenders is required hereunder for an amendment, restatement, supplement or other modification to any such agreement and such consent is not obtained, references in this Agreement to such agreement shall be to such agreement as so amended, restated, supplemented or modified.

(d) References in this Agreement to any statute shall be to such statute as amended or modified from time to time and to any successor legislation thereto, in each case as in effect at the time any such reference is operative.

(e) The term “including” when used in any Loan Document means “including without limitation” except when used in the computation of time periods.

(f) The terms “Lender” and “Administrative Agent” include, without limitation, their respective successors.

(g) Upon the appointment of any successor Administrative Agent pursuant to Section 11.7 (Successor Administrative Agent), references to CIP in Section 11.4 (The Administrative Agent Individually) and in the definition of Euro Equivalent shall be deemed to refer to the financial institution then acting as the Administrative Agent or one of its Affiliates if it so designates.

ARTICLE II

THE FACILITY

Section 2.1 The Commitments

On the terms and subject to the conditions contained in this Agreement, each Lender severally agrees to make loans to the Borrower (i) denominated in Euros (each a “Euro Revolving Loan”) and (ii) denominated in Dollars (each a “Dollar Revolving Loan,” and collectively with any Euro

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Revolving Loans, the “Revolving Loans”) from time to time on any Business Day during the period from the date hereof until the Revolving Credit Termination Date in an aggregate Euro Equivalent amount at any time outstanding for all such Revolving Loans not to exceed such Lender’s Commitment; provided, however, that at no time shall (i) any Lender be obligated to make a Revolving Loan in excess of such Lender’s Ratable Portion of the Available Credit or (ii) the Euro Equivalent of the outstanding principal amount of the Revolving Loans made to the Borrower exceed €220,000,000. Within the limits of the Commitment of each Lender, amounts of Revolving Loans repaid or prepaid may be reborrowed under this Section 2.1.

Section 2.2 Borrowing Procedures

(a) Each Borrowing shall be made on notice given by the Borrower to the Administrative Agent not later than 11:00 a.m. (London time) on the third Business Day prior to the date of the proposed Borrowing except, that in the case of the initial Borrowing, notice shall be given by the Borrower concurrently with or prior to execution of this Agreement for funding on the next Business Day after the Closing Date. Each such notice shall be in substantially the form of Exhibit C (Form of Notice of Borrowing) (a “Notice of Borrowing”), specifying (A) the date of such proposed Borrowing, (B) whether the Borrowing is to be a Euro Revolving Loan or a Dollar Revolving Loan, (C) the aggregate amount of such proposed Borrowing, and (D) the initial Interest Period or Periods for any Eurocurrency Rate Loans. The Revolving Loans shall be made as Eurocurrency Rate Loans unless, subject to Section 2.12 (Special Provisions Governing Eurocurrency Rate Loans), the Notice of Borrowing specifies that all or a portion of the Dollar Revolving Loans shall be Substitute Basis Loans. Each Borrowing of Euro Revolving Loans shall be in an aggregate amount of not less than €5,000,000 or an integral multiple of €500,000 in excess thereof. Each Borrowing of Dollar Revolving Loans shall be in an aggregate amount of not less than the $5,000,000 or an integral multiple of $500,000 in excess thereof. No more than ten (10) Borrowings may be outstanding at any time.

(b) The Administrative Agent shall give to each Lender prompt notice of the Administrative Agent’s receipt of a Notice of Borrowing and, if Eurocurrency Rate Loans are properly requested in such Notice of Borrowing, the applicable interest rate determined pursuant to Section 2.12(a) (Determination of Interest Rate). Each Lender shall notify the Agent of any extra costs involved due to application of the Eurocurrency Rate. Each Lender shall, before 11:00 a.m (London time) on the date of the proposed Borrowing, make available to the Administrative Agent at its address referred to in Section 12.8 (Notices, Etc.), in immediately available funds, such Lender’s Ratable Portion of such proposed Borrowing. Upon fulfillment (or due waiver in accordance with Section 12.1 (Amendments, Waivers, Etc.)) (i) on the Closing Date, of the applicable conditions set forth in Section 3.1 (Conditions Precedent to Initial Loans) and (ii) at any time (including the Closing Date), of the applicable conditions set forth in Section 3.2 (Conditions Precedent to Each Loan), and after the Administrative Agent’s receipt of such funds, the Administrative Agent shall make such funds available to the Borrower.

(c) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any proposed Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Ratable Portion of such Borrowing (or any portion thereof), the Administrative Agent may assume that such Lender has made such Ratable Portion available to the Administrative Agent on the date of such Borrowing in accordance with this Section 2.2 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such Ratable Portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at the interest rate applicable at the time to the Loans comprising such Borrowing.

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If such Lender shall repay to the Administrative Agent such corresponding amount, such corresponding amount so repaid shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement and such repayment shall relieve the Borrower’s obligation with respect to the principal portion of such amount. If the Borrower shall repay to the Administrative Agent such corresponding amount, such payment shall not relieve such Lender of any obligation it may have hereunder to the Borrower.

(d) The failure of any Lender to make the Loan or any payment required by it on the date specified (each such Lender, until such payment is made, a “Non-Funding Lender”) shall not relieve any other Lender of its obligations to make such Loan or payment on such date but no such other Lender shall be responsible for the failure of any Non-Funding Lender to make a Loan or payment required under this Agreement.

Section 2.3 Reduction and Termination of the Commitments

The Borrower may, upon at least three Business Days’ prior notice to the Administrative Agent, permanently terminate in whole or permanently reduce in part ratably the unused portions of the respective Commitments of the Lenders; provided, however, that each partial reduction shall be in an aggregate amount of not less than €5,000,000 or an integral multiple of €500,000 in excess thereof and any mandatory prepayment resulting from such reduction shall have been made.

Section 2.4 Repayment of Loans

The Borrower promises to repay the entire unpaid principal amount of the Revolving Loans owing by it on the Revolving Credit Termination Date.

Section 2.5 Evidence of Debt

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing Indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b) The Administrative Agent shall maintain accounts in accordance with its usual practice in which it shall record (i) the amount of each Loan made and, if a Eurocurrency Rate Loan, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable by the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower, whether such sum constitutes principal or interest (and the type of Loan to which it applies), fees, expenses or other amounts due under the Loan Documents and each Lender’s share thereof, if applicable.

(c) The entries made in the accounts maintained pursuant to clauses (a) and (b) above shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.

(d) Notwithstanding any other provision of the Agreement, in the event that any Lender requests that the Borrower execute and deliver a promissory note or notes payable to such Lender in order to evidence the Indebtedness owing to such Lender by the Borrower hereunder, the Borrower shall promptly execute and deliver a Note or Notes to such Lender evidencing any Revolving Loans of such Lender, substantially in the form of Exhibit B (Form of Note).

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Section 2.6 Optional Prepayments

(a) Revolving Loans. The Borrower may, upon at least three Business Days’ prior notice to the Administrative Agent on any Business Day, in each case stating the proposed date and aggregate principal amount of the prepayment, prepay the outstanding principal amount of the Revolving Loans in whole or in part; provided, however, that if any prepayment of any Eurocurrency Rate Loan is made by the Borrower other than on the last day of an Interest Period for such Loan, the Borrower shall also pay any amount owing pursuant to Section 2.12(e) (Breakage Costs); and, provided, further, that each partial prepayment shall be in an aggregate principal amount not less than the Euro Equivalent of €5,000,000 or integral multiples of €500,000 in excess thereof. Upon the giving of such notice of prepayment, the principal amount of Revolving Loans specified to be prepaid shall become due and payable on the date specified for such prepayment and any mandatory prepayment resulting from such reduction shall have been made.

(b) The Borrower shall not have the right to prepay the principal amount of any Revolving Loan other than as provided in this Section 2.6.

Section 2.7 Mandatory Prepayments

If at any time the aggregate principal amount of Revolving Credit Outstandings exceeds 105% of the Commitments, the Borrower shall forthwith prepay the Revolving Loans then outstanding in an amount equal to such excess.

Section 2.8 Interest

(a) Rate of Interest. All Loans and the outstanding amount of all other Obligations shall bear interest, in the case of Loans, on the unpaid principal amount thereof from the date such Loans are made and, in the case of such other Obligations, from the date such other Obligations are due and payable until, in all cases, the date such Obligations are paid in full, except as otherwise provided in clause (c) below, at a rate per annum equal to the sum of (A) the Eurocurrency Rate determined for the applicable Interest Period and (B) the Applicable Margin in effect from time to time during such Interest Period.

(b) Interest Payments. (i) Interest accrued on each Eurocurrency Rate Loan shall be payable in arrears (A) on the last day of each Interest Period applicable to such Loan and, if such Interest Period has a duration of more than six months, on each day during such Interest Period occurring every six months from the first day of such Interest Period, (B) upon the payment or prepayment thereof in full or in part and (C) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such Eurocurrency Rate Loan and (ii) interest accrued on the amount of all other Obligations shall be payable on demand from and after the time such Obligation becomes due and payable (whether by acceleration or otherwise).

(c) Default Interest. Notwithstanding the rates of interest specified in clause (a) above or elsewhere herein, effective immediately upon the occurrence of an Event of Default and for as long thereafter as such Event of Default shall be continuing, the principal balance of all Loans and the amount of all other Obligations then due and payable shall bear interest at a rate that is two percent (2.0%) per annum in excess of the rate of interest applicable to such Loans or other Obligations from time to time.

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Section 2.9 Continuation Option

(a) The Borrower may elect at the end of any applicable Interest Period to continue any Eurocurrency Rate Loans or any portion thereof for an additional Interest Period; provided, however, that the aggregate amount of the Eurocurrency Loans continued for each Interest Period must be in the amount of at least the Euro Equivalent of €5,000,000 or an integral multiple of €1,000,000 in excess thereof. Each continuation shall be allocated among the Loans of each Lender in accordance with such Lender’s Ratable Portion. Subject to clause (b) below, each such election shall be in substantially the form of Exhibit D (Form of Notice of Continuation) (a “Notice of Continuation”) and shall be made by giving the Administrative Agent at least three Business Days’ prior written notice specifying the amount and type of Loan being continued and (B) the applicable Interest Period.

(b) The Administrative Agent shall promptly notify each Lender of its receipt of a Notice of Continuation and of the options selected therein. Notwithstanding the foregoing, no continuation in whole or in part of Eurocurrency Rate Loans upon the expiration of any applicable Interest Period, shall be permitted at any time at which (A) a Default or an Event of Default shall have occurred and be continuing or (B) the continuation of a Eurocurrency Rate Loan would violate any provision of Section 2.12 (Special Provisions Governing Eurocurrency Rate Loans). If, within the time period required under the terms of this Section 2.9, the Administrative Agent does not receive a Notice of Continuation from the Borrower containing a permitted election to continue any Eurocurrency Rate Loans for an additional Interest Period then, upon the expiration of the applicable Interest Period, such Eurocurrency Rate Loans shall be automatically continued as with an interest period of one month (or if consented by all Lenders, seven days). Each Notice of Continuation shall be irrevocable.

Section 2.10 Fees

(a) Unused Commitment Fee. (i) The Borrower agrees to pay to each Lender a commitment fee on the actual daily amount by which the Commitment of such Lender exceeds the sum of the outstanding principal amount of the Euro Equivalent of Revolving Loans held by it through the Revolving Credit Termination Date at the Applicable Unused Commitment Fee Rate, payable in arrears (x) on the first Business Day of each calendar quarter, commencing on the first such Business Day following the Closing Date and (y) on the Revolving Credit Termination Date.

(b) Additional Fees. The Borrower agrees to pay to the Administrative Agent, and the Arrangers the administrative and other fees from time to time agreed to by the Borrower and such parties.

Section 2.11 Payments and Computations

(a) The Borrower shall make each payment required to be made by it hereunder (including fees and expenses) not later than 2:00 p.m. (London time) on the day when due, in Dollars or Euros (depending on the denomination of the Obligation being paid), to the Administrative Agent at its address referred to in Section 12.8 (Notices, Etc.) in immediately available funds without set-off or counterclaim. The Administrative Agent shall promptly thereafter cause to be distributed immediately available funds relating to the payment of principal, interest or fees to the Lenders, in accordance with the application of payments set forth in clauses (e) or (e) below, as applicable, for the account of their respective Eurocurrency Lending Offices; provided, however, that amounts payable pursuant to Section 2.13 (Capital Adequacy), 2.14 (Taxes) or Section 2.12(c) (Increased Costs) or (d) (Illegality) shall be paid only to the affected Lender or Lenders. Payments received by the Administrative Agent after 2:00 p.m. (London time) shall be deemed to be received on the next Business Day.

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(b) All computations of interest and of fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest and fees are payable. Each determination by the Administrative Agent, as applicable, of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of any Eurocurrency Rate Loan to be made in the next calendar month, such payment shall be made on the immediately preceding Business Day. All repayments made of any Revolving Loans shall be applied to repay those Eurocurrency Rate Loans having earlier expiring Interest Periods prior to those having later expiring Interest Periods.

(d) Unless the Administrative Agent shall have received notice from the Borrower to the Lenders prior to the date on which any payment is due hereunder that the applicable Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon at the rate specified in Section 2.8(a) for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent.

(e) Except for payments and other amounts received by the Administrative Agent and applied in accordance with the provisions of clause (f) below, all payments and any other amounts received by the Administrative Agent from or for the benefit of the Borrower shall be applied as follows: first, to pay principal of, and interest on, any portion of the Loans the Administrative Agent may have advanced pursuant to the express provisions of this Agreement on behalf of any Lender, for which the Administrative Agent has not then been reimbursed by such Lender or the Borrower, second, to pay all other Obligations then due and payable and third, as the Borrower so designates. Payments in respect of Revolving Loans received by the Administrative Agent shall be distributed to each Lender in accordance with such Lender’s Ratable Portion of the Commitments; and all payments of fees and all other payments in respect of any other Obligation shall be allocated among such of the Lenders as are entitled thereto and, for such payments allocated to the Lenders, in proportion to their respective Ratable Portions.

(f) The Borrower hereby irrevocably waives the right to direct the application of any and all payments in respect of the Obligations after the occurrence and during the continuance of an Event of Default and agrees that, notwithstanding the provisions of clause (e) above, the Administrative Agent may, and, upon either (A) the written direction of the Requisite Lenders or (B) the acceleration of the Obligations pursuant to Section 9.2 (Remedies), shall, apply all payments in respect of any Obligations and all funds on deposit in any cash collateral account in the following order:

First, to pay Obligations in respect of any expense reimbursements or indemnities then due to the Administrative Agent;

Second, to pay Obligations in respect of any expense reimbursements or indemnities then due to the Lenders;

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Third, to pay Obligations in respect of any fees then due to the Administrative Agent and the Lenders;

Fourth, to pay interest then due and payable in respect of the Revolving Loans;

Fifth, to pay or prepay principal amounts on the Revolving Loans ratably to the aggregate principal amount of such Loans; and

Sixth, to the ratable payment of all other Obligations;

provided, however, that if sufficient funds are not available to fund all payments to be made in respect of any of the Obligations described in any of the foregoing clauses first through sixth, the available funds being applied with respect to any such Obligation (unless otherwise specified in such clause) shall be allocated to the payment of such Obligations ratably, based on the proportion of the Administrative Agent’s and each Lender’s interest in the aggregate outstanding Obligations described in such clauses; provided, further, that the funds allocated to the Lenders shall be used to pay, first, interest on and then principal of any portion of the Revolving Loans which the Administrative Agent may have advanced on behalf of any Lender for which the Administrative Agent has not then been reimbursed by such Lender or the Borrower (unless the Administrative Agent shall have received from such Lender, prior to making such Advance, a notice of the type described in Section 2.2(d)), and this proviso and the order of priority set forth in clauses first through second of this Section 2.11(f) may be changed only with the prior written consent of the Administrative Agent in addition to the Requisite Lenders. The order of priority set forth in clauses first through sixth of this Section 2.11(f) may at any time and from time to time be changed by the agreement of the Requisite Lenders (and the Administrative Agent, if required pursuant to the preceding sentence) without necessity of notice to or consent of or approval by the Borrower or any other Person.

(g) At the option of the Administrative Agent, interest, fees, expenses and other sums due and payable in respect of the Loans may be paid from the proceeds of Revolving Loans. The Borrower hereby authorizes the Lenders to make Revolving Loans pursuant to Section 2.2(a) (Borrowing Procedures) from time to time in such Lender’s discretion, that are in the amounts of any and all interest, fees, expenses and other sums payable in respect of the Loans, and further authorizes the Administrative Agent to give the Lenders notice of any Borrowing with respect to such Revolving Loans and to distribute the proceeds of such Revolving Loans to pay such amounts. The Borrower agrees that all such Revolving Loans so made shall be deemed to have been requested by it (irrespective of the satisfaction of the conditions in Section 3.2 (Conditions Precedent to Each Loan), which conditions the Lenders irrevocably waive) and directs that all proceeds thereof shall be used to pay such amounts.

Section 2.12 Special Provisions Governing Eurocurrency Rate Loans

(a) Determination of Interest Rate

The Eurocurrency Rate for each Interest Period for Eurocurrency Rate Loans shall be determined by the Administrative Agent pursuant to the procedures set forth in the definition of “Eurocurrency Rate.” The Administrative Agent’s determination shall be presumed to be correct absent manifest error and shall be binding on the Borrower.

(b) Interest Rate Unascertainable, Inadequate or Unfair

In the event that (i) the Administrative Agent determines that adequate and fair means do not exist for ascertaining the applicable interest rates by reference to which the Eurocurrency Rate then

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being determined is to be fixed or (ii) the Requisite Lenders notify the Administrative Agent that the Eurocurrency Rate for any Interest Period will not adequately reflect the cost to such Lenders of making or maintaining such Loans in Dollars or Euros, as applicable, for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders in writing and Section 2.12(f) shall apply.

(c) Increased Costs

If at any time any Lender determines that the introduction of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order (other than any change by way of imposition or increase of reserve requirements included in determining the Eurocurrency Rate) or the compliance by such Lender with any guideline, request or directive from any central bank or other Governmental Authority (whether or not having the force of law), shall have the effect of increasing the cost to such Lender of agreeing to make or making, funding or maintaining any Eurocurrency Rate Loans, then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(d) Illegality

Notwithstanding any other provision of this Agreement, if any Lender determines that the introduction of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order after the date of this Agreement shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender or its Eurocurency Lending Office to make Eurocurrency Rate Loans or to continue to fund or maintain Eurocurrency Rate Loans, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, each Lender of a Eurocurrency Rate Loan shall convert such Loans into Substitute Basis Loans in accordance with the procedure outlined in Section 2.12(f) hereof. If, at any time after a Lender gives notice under this Section 2.12(d), such Lender determines that it may lawfully make Eurocurrency Rate Loans, such Lender shall promptly give notice of that determination to the applicable Borrower and the Administrative Agent, and the Administrative Agent shall promptly transmit the notice to each other Lender. The applicable Borrower’s right to request, and such Lender’s obligation, if any, to make Eurocurrency Rate Loans shall thereupon be restored.

(e) Breakage Costs

In addition to all amounts required to be paid by the Borrower pursuant to Section 2.8 (Interest), the Borrower shall compensate each Lender, upon demand, for all losses, expenses and liabilities (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Lender’s Eurocurrency Rate Loans to the Borrower but excluding any loss of the Applicable Margin on the relevant Loans) that such Lender may sustain (i) if for any reason a Borrowing, conversion or continuation of Eurocurrency Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Conversion or Continuation given by the Borrower or in a telephonic request by it for borrowing or conversion or continuation or a successive Interest Period does not commence after notice therefor is given pursuant to Section 2.9 (Continuation Option), or any conversion or continuation of a Eurocurrency Rate Loan occurs on a date that is not the last day of the applicable Interest Period, (ii) if for any reason any Eurocurrency Rate Loan is prepaid (including, in the case of Eurocurrency Rate Loans, mandatorily pursuant to Section 2.7 (Mandatory Prepayments)) on a date that is not the last day of the applicable Interest Period or (iii) pursuant to any Substitution Notice delivered under Section 2.15 (Substitution of Lenders). The Lender

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making demand for such compensation shall deliver to the Borrower concurrently with such demand a written statement as to such losses, expenses and liabilities, and this statement shall be conclusive as to the amount of compensation due to such Lender, absent manifest error.

(f) Substitute Basis

(i) During the 30 day period following the date of any such notice given pursuant to Section 2.12 (b) or (d) in relation to Eurocurrency Rate Loans (the “Negotiation Period”), the Administrative Agent (on behalf of the Lenders) and the Borrower will negotiate in good faith for the purpose of agreeing upon an alternative, mutually acceptable basis (the “Substitute Basis”) for determining the rate of interest to be applicable to such Loan, and any other amounts hereunder not paid when due, in lieu of the Eurocurrency Rate, and if at the expiry of the Negotiation Period the Administrative Agent (with the consent of the Lenders) and the Borrower have agreed upon a Substitute Basis and any required approvals of any Governmental Authority therefor have been obtained, the Substitute Basis in lieu of the applicable Eurocurrency Rate plus the Applicable Margin shall take effect from such date (including such retroactive date) as the Administrative Agent (with the consent of the Lenders) and the Borrower may in such circumstance agree.

(ii) If, at the expiry of the Negotiation Period, a Substitute Basis shall not have been agreed upon or any required approvals of any Governmental Authority therefor shall not have been obtained, the Administrative Agent (with the consent of the Lenders) shall notify the Borrower of the cost to the Lenders (as reasonably determined by them) of funding and maintaining the outstanding affected Loans, and any other amounts hereunder not paid when due, for the applicable Interest Period, and the interest payable to the Lenders on Loans, and such other amounts not paid when due, to which such Interest Period applies shall be interest at a rate per annum equal to the cost of funding and maintaining such Loans or such other amounts as so notified by the Administrative Agent plus the Applicable Margin.

Loans to which the rate of interest determined pursuant to clause (i) or (ii) of this Section 2.12(g) applies are referred to as “Substitute Basis Loans” and the rate of interest so determined is referred to as the “Substitute Basis Rate.”

The procedures specified in clauses (i) and (ii) above shall apply to each relevant period succeeding the first such period to which they were first applied unless and until the Administrative Agent (at the request of the affect Lender) notifies the Borrower that the condition referred to in Section 2.12(b) or (d) no longer exists, whereupon interest on Loans shall again be determined in accordance with the provisions of Section 2.8 hereof, effective commencing on the third Business Day after the date of such notice.

With a view to returning to the normal operation of the Facility, the Administrative Agent shall, after having consulted with such Lender, examine the situation at least weekly to determine if the circumstances described in Section 2.12(b) or (d) still prevail.

Section 2.13 Capital Adequacy

If at any time any Lender determines that (a) the adoption of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order after the date of this Agreement regarding capital adequacy, (b) compliance with any such law, treaty, rule, regulation or order or (c) compliance with any guideline or request or directive from any central bank or other Governmental Authority (whether or not having the force of law) shall have the effect of reducing the rate of return on

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such Lender’s (or any corporation controlling such Lender’s) capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change, compliance or interpretation, then, upon demand from time to time by such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender for such reduction. A certificate as to such amounts submitted to the Borrower and the Administrative Agent by such Lender shall be conclusive and binding for all purposes absent manifest error.

Section 2.14 Taxes

(a) Any and all payments by any Loan Party under each Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding in the case of each Lender and the Administrative Agent taxes measured by its net income, and franchise taxes imposed on it, by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or maintains a lending office (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If any Taxes shall be required by law to be deducted from or in respect of any sum payable under any Loan Document to any Lender or the Administrative Agent (w) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (x) the relevant Loan Party shall make such deductions, (y) the relevant Loan Party shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law and (z) the relevant Loan Party shall deliver to the Administrative Agent evidence of such payment.

(b) In addition, each Loan Party agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of the United States or any political subdivision thereof or any applicable foreign jurisdiction, and all liabilities with respect thereto, in each case arising from any payment made under any Loan Document or from the execution, delivery or registration of, or otherwise with respect to, any Loan Document (collectively, “Other Taxes”).

(c) Each Loan Party shall indemnify each Lender and the Administrative Agent for the full amount of Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.14) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including for penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor. Each Lender and the Administrative Agent will use reasonable efforts to assist any Loan Party in obtaining any refunds from any Governmental Authority for any Taxes or Other Taxes improperly imposed on or asserted against a Lender or the Administrative Agent for which such Loan Party has made an indemnification payment under this Section 2.14(c). Upon receipt of any such refund, such Lender or the Administrative Agent shall promptly repay the applicable Loan Party the amount of such refund.

(d) Within 30 days after the date of any payment of Taxes or Other Taxes by any Loan Party, the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 12.8 (Notices, Etc.), the original or a certified copy of a receipt evidencing payment thereof.

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(e) Without prejudice to the survival of any other agreement of any Loan Party hereunder, the agreements and obligations of such Loan Party contained in clauses (b) and (c) of this Section 2.14 shall survive the payment in full of the Obligations.

(f) Prior to the Closing Date each Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes and that is entitled to an exemption from or reduction of withholding tax under the laws of the jurisdiction in which the Borrower is resident for tax purposes with respect to payments hereunder or under any other Loan Document, on or prior to the date of its execution and delivery of this Agreement in the case of each Lender listed on the signature pages hereof and on or prior to the date on which it becomes a Lender in the case of each other Lender, and from time to time thereafter if requested in writing by the Borrower or the Administrative Agent (but only so long as such Lender remains lawfully able to do so), shall provide the Borrower and the Administrative Agent with such properly completed and executed documentation prescribed by applicable laws as will permit such payments to be made without deduction or withholding or at a reduced rate of deduction or withholding for income taxes (or franchise taxes in lieu thereof). Each Lender which so delivers such documentation further undertakes to deliver to the Borrower and the Administrative Agent additional or successor documentation on or before the date such documentation expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent documentation so delivered by it, as will permit such Lender to receive payments from the Borrower hereunder or under any other Loan Document without deduction or withholding (or at a reduced rate of deduction or withholding) for income taxes (or franchise taxes in lieu thereof), unless an event (including without limitation any change in treaty, law, or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such documentation inapplicable or which would prevent such Lender from duly completing and delivering any such documentation with respect to it and such Lender advises the Borrower and the Administrative Agent that it is not capable of receiving such payments without any deduction or withholding for income tax (or franchise tax in lieu thereof).

(g) Any Lender claiming any additional amounts payable pursuant to this Section 2.14 shall use its reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Eurocurrency Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that would be payable or may thereafter accrue and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

Section 2.15 Substitution of Lenders

(a) In the event that (i)(A) any Lender makes a claim under Section 2.12(c)(Increased Costs) or Section 2.13 (Capital Adequacy), (B) it becomes illegal for any Lender to continue to fund or make any Eurocurrency Rate Loan and such Lender notifies the Borrower pursuant to Section 2.12(d) (Illegality), (C) the Borrower is required to make any payment pursuant to Section 2.14 (Taxes) that is attributable to a particular Lender or (D) any Lender becomes a Non-Funding Lender, (ii) in the case of clause (i)(A) above, as a consequence of increased costs in respect of which such claim is made, the effective rate of interest payable to such Lender under this Agreement with respect to its Loans materially exceeds the effective average annual rate of interest payable to the Requisite Lenders under this Agreement and (iii) in the case of clause (i)(A), (B) and (C) above, Lenders holding at least 75% of the Commitments are not subject to such increased costs or illegality, payment or proceedings (any such Lender, an “Affected Lender”), the Borrower may substitute any Lender and, if reasonably acceptable to the Administrative Agent and, if such Lender is to be a Lender, any other Eligible Assignee (a “Substitute Institution”) for such Affected Lender hereunder, after delivery of a written notice (a “Substitution Notice”) within a reasonable time (in any case not to exceed 90 days) following the occurrence of any of the events described in clauses (i)(A), (B), (C) or (D) above by the Borrower to the Administrative Agent

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and the Affected Lender that the Borrower intends to make such substitution; provided, however, that, if more than one Lender claims increased costs, illegality or right to payment arising from the same act or condition and such claims are received by the Borrower within 30 days of each other, then the Borrower may substitute all, but not (except to the extent the Borrower has already substituted one of such Affected Lenders before the Borrower’s receipt of the other Affected Lenders’ claim) less than all, Lenders making such claims.

(b) If the Substitution Notice was properly issued under this Section 2.15, the Affected Lender shall sell, and the Substitute Institution shall purchase, all rights and claims of such Affected Lender under the Loan Documents and the Substitute Institution shall assume, and the Affected Lender shall be relieved of, the Affected Lender’s Commitments and all other prior unperformed obligations of the Affected Lender under the Loan Documents (other than in respect of any damages (other than exemplary or punitive damages, to the extent permitted by applicable law) in respect of any such unperformed obligations). Such purchase and sale (and the corresponding assignment of all rights and claims hereunder) shall be effective on (and not earlier than) the latest of (i) the receipt by the Affected Lender of its Ratable Portion of the Revolving Credit Outstandings, together with any other Obligations owing to it, (ii) the receipt by the Administrative Agent of an agreement in form and substance satisfactory to it and the Borrower whereby the Substitute Institution shall agree to be bound by the terms hereof and (iii) the payment in full to the Affected Lender in cash of all fees, unreimbursed costs and expenses and indemnities accrued and unpaid through such effective date. Upon the effectiveness of such sale, purchase and assumption, the Substitute Institution shall become a “Lender” hereunder for all purposes of this Agreement having a Commitment in the amount of such Affected Lender’s Commitment assumed by it and such Commitment of the Affected Lender shall be terminated to the extent so assumed; provided, however, that all indemnities under the Loan Documents shall continue in favor of such Affected Lender.

(c) Each Lender agrees that, if it becomes an Affected Lender and its rights and claims are assigned hereunder to a Substitute Institution pursuant to this Section 2.15, it shall execute and deliver to the Administrative Agent an Assignment and Acceptance to evidence such assignment, together with any Note (if such Loans are evidenced by a Note) evidencing the Loans subject to such Assignment and Acceptance; provided, however, that the failure of any Affected Lender to execute an Assignment and Acceptance shall not render such assignment invalid.

ARTICLE III

CONDITIONS TO LOANS

Section 3.1 Conditions Precedent to Initial Loans

The obligation of each Lender to make the Loans requested to be made by it on the Closing Date is subject to the satisfaction or due waiver in accordance with Section 12.1 (Amendments, Waivers, Etc.) of each of the following conditions precedent:

(a) Certain Documents. The Administrative Agent shall have received on or prior to the Closing Date each of the following, each dated the Closing Date unless otherwise indicated or agreed to by the Administrative Agent, in form and substance satisfactory to the Administrative Agent and the Lenders and in sufficient copies for each Lender:

(i) this Agreement, duly executed and delivered by the Borrower and each Guarantor and, for the account of each Lender requesting the same, a Note or Notes of the Borrower conforming to the requirements set forth herein;

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(ii) a favorable opinion of (A) Morgan, Lewis & Bockius LLP, U.S. counsel to the Loan Parties, in substantially the form of Exhibit E (Form of Opinion of U.S. Counsel for the Loan Parties), (B) Baker & McKenzie Amsterdam N. V., The Netherlands counsel to the Loan Parties in form and substance acceptable to the Administrative Agent, and (C) counsel to the Administrative Agent as to the enforceability of this Agreement and the other Loan Documents to be executed on the Closing Date;

(iii) a copy of the articles or certificate of incorporation (or equivalent Constituent Document) of the Borrower and each Guarantor, certified as of a recent date by the Secretary of State of the state of organization of such Loan Party or other comparable official, together with certificates of such official attesting to the good standing (where such concept is legally relevant) of each such Loan Party;

(iv) a certificate of the Secretary or an Assistant Secretary of the Borrower and each Guarantor certifying (A) the names and true signatures of each officer of such Loan Party that has been authorized to execute and deliver any Loan Document or other document required hereunder to be executed and delivered by or on behalf of such Loan Party, (B) the by-laws (or equivalent Constituent Document) of such Loan Party as in effect on the date of such certification, (C) the resolutions of such Loan Party’s Board of Directors (or equivalent governing body) approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and (D) that there have been no changes in the certificate of incorporation (or equivalent Constituent Document) of such Loan Party from the certificate of incorporation (or equivalent Constituent Document) delivered pursuant to clause (iii) above;

(v) a certificate of a Responsible Officer of each of the Borrower and each Guarantor, stating that it and its Subsidiaries on a Consolidated basis are Solvent after giving effect to the initial Loans, the application of the proceeds thereof in accordance with Section 7.9 (Application of Proceeds), the transactions contemplated hereby and the payment of all estimated legal, accounting and other fees related hereto and thereto;

(vi) a certificate of a Responsible Officer of the Borrower to the effect that (A) the condition set forth in Section 3.2(b)(Conditions Precedent to Each Loan) has been satisfied and (B) no action, suit, investigation, proceeding or litigation not listed on Section 4.7 (Litigation) shall have been threatened or commenced in any court or before any arbitrator or governmental instrumentality against any Loan Party or any of its Subsidiaries that, (x) if adversely determined, could reasonably be expected to result in or cause a Material Adverse Effect or (y) restrains, prevents or imposes or can reasonably be expected to impose materially adverse conditions upon the Facility or the transactions contemplated hereby; and

(vii) such other certificates, documents, agreements and information respecting any Loan Party as any Lender through the Administrative Agent may reasonably request.

(b) Fees and Expenses Paid. There shall have been paid to the Administrative Agent, for the account of the Administrative Agent and the Lenders, as applicable, all fees and expenses (including reasonable fees and expenses of counsel) due and payable on or before the Closing Date.

(c) Consents, Etc. Each of the Borrower and its Subsidiaries shall have received all consents and authorizations required pursuant to any material Contractual Obligation with any other Person and shall have obtained all Permits of, and effected all notices to and filings with, any

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Governmental Authority and all applicable waiting periods shall have expired without any action being taken by any Governmental Authority, in each case, without the imposition of any conditions that are not reasonably acceptable to the Lenders as may be necessary to allow each of the Borrower and its Subsidiaries lawfully to execute, deliver and perform, in all material respects, their respective obligations hereunder and under the Loan Documents to which each of them, respectively, is, or shall be, a party and each other agreement or instrument to be executed and delivered by each of them, respectively, pursuant thereto or in connection therewith.

(d) Conflicts. The Lenders shall be satisfied in their reasonable judgment that there shall be not occur as a result of the consummation of the funding of the Facility, including the making of the Loans, a default (or any event which with the giving of a notice or lapse of time or both would be a default) under any of the Borrower’s or its Subsidiaries’ debt instruments and other material agreements.

Section 3.2 Conditions Precedent to Each Loan

The obligation of each Lender on any date (including the Closing Date) to make any Loan is subject to the satisfaction of each of the following conditions precedent:

(a) Request for Borrowing. With respect to any Loan, the Administrative Agent shall have received a duly executed Notice of Borrowing.

(b) Representations and Warranties; No Defaults. The following statements shall be true on the date of such Loan, both before and after giving effect thereto and, in the case of any Loan, to the application of the proceeds therefrom:

(i) the representations and warranties set forth in Article IV (Representations and Warranties) and in the other Loan Documents shall be true and correct on and as of the Closing Date and shall be true and correct in all material respects on and as of any such date after the Closing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date; provided, however, that none of the Loan Parties shall be required to make the representations and warranties contained in Section 4.5 (Material Adverse Change) and Section 4.7 (Litigation) (including any litigation as it may relate to environmental or labor matters); and

(ii) no Default or Event of Default shall have occurred and be continuing.

(c) No Legal Impediments. The making of the Loans on such date does not violate any Requirement of Law on the date of or immediately following such Loan and is not enjoined, temporarily, preliminarily or permanently.

(d) Additional Matters. The Administrative Agent shall have received such additional documents, information and materials as any Lender, through the Administrative Agent, may reasonably request.

Each submission by the Borrower to the Administrative Agent of a Notice of Borrowing and the acceptance by the Borrower of the proceeds of each Loan requested therein shall be deemed to constitute a representation and warranty by the Borrower as to the matters specified in clause (b) above on the date of the making of such Loan.

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Section 3.3 Determinations of Initial Borrowing Conditions

For purposes of determining compliance with the conditions specified in Section 3.1 (Conditions Precedent to Initial Loans), each Lender shall be deemed to have consented to, approved, accepted or be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the initial Borrowing hereunder specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender’s Ratable Portion of such Borrowing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

To induce the Lenders and the Administrative Agent to enter into this Agreement, each Loan Party represents and warrants each of the following to the Lenders and the Administrative Agent, on and as of the Closing Date and the making of the Loans and the other financial accommodations on the Closing Date and on and as of each other date as required by Section 3.2(b)(i) (Conditions Precedent to Each Loan):

Section 4.1 Corporate Existence; Compliance with Law

The Company and each of its Subsidiaries (a) is duly organized, validly existing and in good standing (where such concept is legally relevant) under the laws of the jurisdiction of its organization, (b) is duly qualified to do business as a foreign corporation and in good standing (where such concept is legally relevant) under the laws of each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing (where such concept is legally relevant) would not, in the aggregate, be reasonably likely to have a Material Adverse Effect, (c) has all requisite power and authority and the legal right to own, pledge, mortgage and operate its properties, to lease the property it operates under lease and to conduct its business as now or currently proposed to be conducted, (d) with respect to the Company and any Subsidiaries, is in compliance with its Constituent Documents, (e) is in compliance with all applicable Requirements of Law except where the failure to be in compliance would not, in the aggregate, be reasonably likely to have a Material Adverse Effect and (f) has all necessary licenses, permits, consents or approvals from or by, has made all necessary filings with, and has given all necessary notices to, each Governmental Authority having jurisdiction, to the extent required for such ownership, operation and conduct, except for licenses, permits, consents, approvals or filings that can be obtained or made by the taking of ministerial action to secure the grant or transfer thereof or the failure to obtain or make would not, in the aggregate, be reasonably likely to have a Material Adverse Effect.

Section 4.2 Corporate Power; Authorization; Enforceable Obligations

(a) The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party and the consummation of the transactions contemplated thereby:

(i) are within such Loan Party’s corporate or other powers;

(ii) have been or, at the time of delivery thereof pursuant to Article III (Conditions to Loans) will have been duly authorized by all necessary action, including the consent of shareholders, partners and members where required;

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(iii) do not and will not (A) contravene such Loan Party’s or any of its Subsidiaries’ respective Constituent Documents, (B) violate any other Requirement of Law applicable to such Loan Party (including Regulations T, U and X of the Federal Reserve Board), or any order or decree of any Governmental Authority or arbitrator applicable to such Loan Party, (C) conflict with or result in the breach of, or constitute a default under, or result in or permit the termination or acceleration of, any Contractual Obligation of such Loan Party or any of its Subsidiaries, or (D) result in the creation or imposition of any Lien upon any property of such Loan Party or any of its Subsidiaries; and

(iv) do not require the consent of, authorization by, approval of, notice to, or filing or registration with, any Governmental Authority or any other Person, other than those listed on Schedule 4.2 (Consents) and that have been or will be, prior to the Closing Date, obtained or made, copies of which have been or will be delivered to the Administrative Agent pursuant to Section 3.1 (Conditions Precedent to Initial Loans), and each of which on the Closing Date will be in full force and effect.

(b) This Agreement has been, and each of the other Loan Documents will have been upon delivery thereof pursuant to the terms of this Agreement, duly executed and delivered by each Loan Party party thereto. This Agreement is, and the other Loan Documents will be, when delivered hereunder, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms.

Section 4.3 Ownership of Subsidiaries

Set forth on Schedule 4.3 (Ownership of Subsidiaries) is a complete and accurate list showing, as of the Closing Date, all Subsidiaries of the Company and, as to each such Subsidiary, the jurisdiction of its organization, the number of shares of each class of Stock authorized (if applicable), the number outstanding on the Closing Date and the number and percentage of the outstanding shares of each such class owned (directly or indirectly) by the Company. No Stock of any Material Subsidiary is subject to any outstanding option, warrant, right of conversion or purchase of any similar right. All of the outstanding Stock of each Material Subsidiary owned (directly or indirectly) by the Company has been validly issued, is fully paid and non-assessable (to the extent applicable) and is owned by the Company or a Subsidiary of the Company, free and clear of all Liens (other than Liens permitted under this Agreement), options, warrants, rights of conversion or purchase or any similar rights. Except as set forth on Schedule 4.3 (Ownership of Subsidiaries), neither the Company nor any Material Subsidiary is a party to, or has knowledge of, any agreement restricting the transfer or hypothecation of any Stock of any such Subsidiary, other than the Loan Documents.

Section 4.4 Financial Statements

(a) The Consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2004, and the related Consolidated statements of income, changes in stockholders’ equity and cash flows of the Company and its Subsidiaries for the fiscal year then ended, certified by the Company’s Accountants, and the Consolidated balance sheet of the Company and its Subsidiaries as at September 30, 2005, and the related Consolidated statements of income and cash flows of the Company and its Subsidiaries for the three months then ended, copies of which have been furnished to each Lender, fairly present, subject, in the case of said balance sheet as at September 30, 2005, and said statements of income and cash flows for the three months then ended, to the absence of footnote disclosure and normal recurring year-end audit adjustments, the Consolidated financial condition of the Company and its Subsidiaries as at such dates and the Consolidated results of the operations of the Company and its Subsidiaries for the period ended on such dates, all in conformity with GAAP.

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(b) Neither the Company nor any of its Subsidiaries has any material obligation, contingent liability or liability for taxes, long-term leases or unusual forward or long-term commitment that is not reflected in the Financial Statements referred to in clause (a) above or in the notes thereto and not otherwise permitted by this Agreement.

Section 4.5 Material Adverse Change

Since December 31, 2004, there has been no Material Adverse Change and there have been no events or developments that, in the aggregate, have had a Material Adverse Effect.

Section 4.6 Solvency

Both before and after giving effect to (a) the Loans to be made or extended on the Closing Date or such other date as Loans requested hereunder are made or extended, (b) the disbursement of the proceeds of such Loans pursuant to the instructions of the Borrower, (c) the consummation of the other financing transactions contemplated hereby and (d) the payment and accrual of all transaction costs in connection with the foregoing, the Borrower and the Borrower and its Subsidiaries on a Consolidated basis, are Solvent.

Section 4.7 Litigation

Except as set forth on Schedule 4.7 (Litigation), there are no pending or, to the knowledge of the Company, threatened actions, investigations or proceedings affecting the Company or any of its Subsidiaries before any court, Governmental Authority or arbitrator other than those that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The performance of any action by any Loan Party required or contemplated by any Loan Document, is not restrained or enjoined (either temporarily, preliminarily or permanently).

Section 4.8 Taxes

(a) All federal, state, local and foreign income and franchise and other material tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by the Company or any of its Tax Affiliates have been filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed, all such Tax Returns are true and correct in all material respects, and all taxes, assessments, charges and other impositions reflected therein or otherwise due and payable have been paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof except where contested in good faith and by appropriate proceedings if adequate reserves therefor have been established on the books of the Company or such Tax Affiliate in conformity with GAAP. Proper and accurate amounts have been withheld by the Company and each of its Tax Affiliates from their respective employees for all periods in compliance with the tax, social security and unemployment withholding provisions of applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities.

(b) Except as set forth in Schedule 4.8 (Taxes) hereto, none of the Company or any of its Tax Affiliates has (i) incurred any obligation under any tax sharing agreement or arrangement or (ii) been a member of an affiliated, combined or unitary group other than the group of which the Company (or its Tax Affiliate) is the common parent.

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Section 4.9 Full Disclosure

The information prepared or furnished by or on behalf of the Loan Parties in connection with this Agreement or the consummation of the transactions contemplated hereunder taken as a whole, including the information contained in the Disclosure Documents, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein or herein not misleading. The Loan Parties have delivered (or otherwise made available) to each Lender a true, complete and correct copy of each Disclosure Document. The Disclosure Documents comply as to form in all material respects with all applicable state and Federal securities laws.

Section 4.10 Margin Regulations

None of the Loan Parties is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Federal Reserve Board), and no proceeds of any Loan will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock in contravention of Regulation T, U or X of the Federal Reserve Board.

Section 4.11 No Burdensome Restrictions; No Defaults

(a) Neither the Company nor any of its Subsidiaries (i) is a party to any Contractual Obligation the compliance with one or more of which would have, in the aggregate, a Material Adverse Effect or the performance of which by any thereof, either unconditionally or upon the happening of an event, would result in the creation of a Lien (other than a Lien permitted under Section 8.1 (Liens, Etc.)) on the assets of any thereof or (ii) is subject to one or more charter or corporate restrictions that would, in the aggregate, be reasonably likely to have a Material Adverse Effect.

(b) Neither the Company nor any of its Subsidiaries is in default under or with respect to any Contractual Obligation owed by it and, to the knowledge of the Company, no other party is in default under or with respect to any Contractual Obligation owed to any Loan Party or to any Subsidiary of a Loan Party, other than, in either case, those defaults that, in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

(c) No Default or Event of Default has occurred and is continuing.

(d) To the best knowledge of the Company, there are no Requirements of Law applicable to any Loan Party or any Subsidiary of any Loan Party the compliance with which by such Loan Party or such Subsidiary, as the case may be, would, in the aggregate, be reasonably likely to have a Material Adverse Effect.

Section 4.12 Investment Company Act; Public Utility Holding Company Act

Neither the Company nor any of its Subsidiaries is (a) an “investment company” or an “affiliated Person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended or (b) a “holding company,” or an “affiliate” or a “holding company” or a “subsidiary company” of a “holding company,” as each such term is defined and used in the Public Utility Holding Company Act of 1935, as amended.

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Section 4.13 Use of Proceeds

The proceeds of the Facility are being used by the Borrower (i) to make or repay loans to Affiliates of the European Parent, the proceeds of which will be used by such Affiliates to make distributions that will be paid directly or indirectly to the Company, (ii) to provide working capital from time to time for the European Parent and its Affiliates and (iii) for other general corporate purposes.

Section 4.14 Insurance

All policies of insurance of any kind or nature of the Company or any of its Subsidiaries are in full force and effect and are of a nature and provide such coverage as is sufficient and as is customarily carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Company or such Subsidiary operates.

Section 4.15 Labor Matters

(a) There are no strikes, work stoppages, slowdowns or lockouts pending or threatened against or involving the Company or any of its Subsidiaries, other than those that, in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

(b) There are no unfair labor practices, grievances or complaints pending, or, to the Company’s knowledge, threatened, against or involving the Company or any of its Subsidiaries, nor are there any arbitrations or grievances threatened involving the Company or any of its Subsidiaries, other than those that, in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

(c) Except as set forth on Schedule 4.15 (Labor Matters), as of the Closing Date, there is no collective bargaining agreement covering any employee of the Company or its Subsidiaries.

(d) Schedule 4.15 (Labor Matters) sets forth as of the date hereof, all material consulting agreements, executive employment agreements, executive compensation plans, deferred compensation agreements, employee stock purchase and stock option plans and severance plans of the Company and any of its Subsidiaries.

Section 4.16 ERISA

(a) Schedule 4.16 (List of Plans) separately identifies as of the date hereof all Title IV Plans, all Multiemployer Plans and all of the employee benefit plans within the meaning of Section 3(3) of ERISA, to which the Company or any of its Subsidiaries has any obligation or liability, contingent or otherwise.

(b) Each employee benefit plan of the Company or any of its Subsidiaries intended to qualify under Section 401 of the Code does so qualify, and any trust created thereunder is exempt from tax under the provisions of Section 501 of the Code, except where such failures, in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

(c) Each Title IV Plan is in compliance in all material respects with applicable provisions of ERISA, the Code and other Requirements of Law except for non-compliances that, in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

(d) There has been no, nor is there reasonably expected to occur, any ERISA Event other than those that, in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

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(e) Except to the extent set forth on Schedule 4.16 (List of Plans), none of the Company, any of the Company’s Subsidiaries or any ERISA Affiliate would have any Withdrawal Liability as a result of a complete withdrawal as of the date hereof from any Multiemployer Plan.

Section 4.17 Environmental Matters.

Except as disclosed in the Company’s SEC filings filed with respect to periods ending on or prior to September 30, 2005:

(a) The operations of the Company and each of its Subsidiaries have been and are in compliance with all Environmental Laws, including obtaining and complying with all required Permits required under or by Environmental Laws (collectively, “Environmental Permits”), other than non-compliances that, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

(b) None of the Company or any of its Subsidiaries or any real property currently or, to the knowledge of the Company, previously owned, operated or leased by or for the Company or any of its Subsidiaries is subject to any pending or, to the knowledge of the Company, threatened, claim, order, agreement, notice of potential liability or is the subject of any pending or threatened proceeding or governmental investigation under or pursuant to Environmental Laws other than those that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

(c) Except as disclosed on Schedule 4.17 (Environmental Matters), none of the real property owned or operated by the Company or any of its Subsidiaries is a treatment, storage or disposal facility requiring a Permit under the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. and the regulations thereunder.

(d) There are no facts, circumstances or conditions arising out of or relating to the operations or ownership of the Company or of real property owned, operated or leased by the Company or any of its Subsidiaries that are not specifically included in the financial information furnished to the Lenders other than those that, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

(e) As of the date hereof, no Environmental Lien has attached to any property of the Borrower or any of its Material Subsidiaries and, to the knowledge of the Company, no facts, circumstances or conditions exist that could reasonably be expected to result in any such Lien attaching to any such property.

(f) The Company and each of its Subsidiaries have made available to the Lenders copies of all material environmental, health or safety audits, studies, assessments, inspections, investigations or other environmental health and safety reports relating to the operations of the Company or any of its Subsidiaries or any real property of any of them that are in the possession, custody or control of the Company or any of its Subsidiaries.

Section 4.18 Intellectual Property

The Company and its Subsidiaries own or license or otherwise have the right to use all licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, copyright applications, franchises, authorizations and other intellectual property rights that are necessary for the operations of their respective businesses, except where such failure would not be reasonably likely to have a Material Adverse Effect. To the Company’s actual knowledge, no slogan

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or other advertising device, product, process, method, substance, part or component, or other material now employed, or now contemplated to be employed, by the Company or any of its Subsidiaries infringes upon or conflicts with any valid and enforceable intellectual property rights owned by any other Person, except where such infringement or conflict would not be reasonably likely to have a Material Adverse Effect.

Section 4.19 Title; Real Property

(a) Each of the Company and its Subsidiaries has insurable title to, or valid leasehold interests in, all real property and good title to all personal property, in each case that is purported to be owned or leased by it, including those reflected on the most recent Financial Statements delivered by the Company, and none of such properties and assets is subject to any Lien, except Liens permitted under Section 8.1 (Liens, Etc.), except where the failure to do so would not be reasonably likely to have a Material Adverse Effect. The Company and its Subsidiaries have received all deeds, assignments, waivers, consents, non-disturbance and recognition or similar agreements, bills of sale and other documents, and have duly effected all recordings, filings and other actions necessary to establish, protect and perfect the Company’s and the Subsidiaries’ right, title and interest in and to all such property, except where the failure to do so would not be reasonably likely to have a Material Adverse Effect.

(b) All Permits necessary for the conduct of the business in all material respects as presently conducted or all Permits required to have been issued or appropriate to enable all real property owned or leased by the Company or any of its Subsidiaries to be lawfully occupied and used for all of the purposes for which they are currently occupied and used have been lawfully issued and are in full force and effect, other than those that, in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

(c) None of the Company or any of its Subsidiaries has received any notice, or has any knowledge, of any pending condemnation proceeding affecting any real property owned or leased by the Company or any of its Subsidiaries or any part thereof, except those that, in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

Section 4.20 OFAC

None of the Company or any Subsidiary of the Company (i) is a Sanctioned Person, (ii) has more than 15% of its assets in Sanctioned Countries, or (iii) derives more than 15% of its operating income from investments in, or transactions with, Sanctioned Persons or Sanctioned Countries. The proceeds of any Loan will not be used and have not been used to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

Section 4.21 Priority of Indebtedness

The Indebtedness hereunder ranks pari passu with all other unsecured senior indebtedness of the Borrower.

Section 4.22 Professional Market Party Representation of the Borrower

The Borrower is in compliance with the Dutch Banking Act and any regulations issued pursuant thereto (including but not limited to, the Policy Rule and the Dutch Banking Act Exemption Regulation) and it has duly verified in accordance with the Dutch Banking Act and regulations issued pursuant thereto that each Lender is a Professional Market Party.

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Section 4.23 Dutch Tax Acts

The Borrower has not given any notice under Article 36 of the Tax Collection Act (Invorderingswet 1990) (The Netherlands) or Article 16d of the Social Insurance Coordination Act (Coordinatiewet Sociale Verzekeringen) (The Netherlands).

ARTICLE V

FINANCIAL COVENANTS

Each of the Loan Parties agrees with the Lenders and the Administrative Agent to each of the following as long as any Obligation or any Commitment remains outstanding and, in each case, unless the Requisite Lenders otherwise consent in writing:

Section 5.1 Maximum Leverage Ratio

The Company shall maintain, on the last day of each Fiscal Quarter set forth below, a Leverage Ratio of not more than the maximum ratio set forth below opposite such Fiscal Quarter:

FISCAL QUARTER ENDING	LEVERAGE RATIO
December 31, 2005	3.50
March 31, 2006	3.50
June 30, 2006	3.50
September 30, 2006	3.25
December 31, 2006	3.25
March 31, 2007	3.25
June 30, 2007	3.25
September 30, 2007	3.00
December 31, 2007	3.00
March 31, 2008	3.00
June 30, 2008	3.00
September 30, 2008	3.00
December 31, 2008	3.00
March 31, 2009	3.00
June 30, 2009	3.00
September 30, 2009	3.00
December 31, 2009	3.00
March 31, 2010	3.00
June 30, 2010	3.00
September 30, 2010	3.00

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Section 5.2 Minimum Interest Coverage Ratio

The Company shall maintain an Interest Coverage Ratio, as determined as of the last day of each Fiscal Quarter set forth below, for the four Fiscal Quarters ending on such day, of at least the minimum ratio set forth below opposite such Fiscal Quarter:

FISCAL QUARTER ENDING	INTEREST COVERAGE RATIO
December 31, 2005	3.50
March 31, 2006	3.50
June 30, 2006	3.50
September 30, 2006	4.00
December 31, 2006	4.00
March 31, 2007	4.00
June 30, 2007	4.00
September 30, 2007	4.00
December 31, 2007	4.00
March 31, 2008	4.00
June 30, 2008	4.00
September 30, 2008	4.00
December 31, 2008	4.00
March 31, 2009	4.00
June 30, 2009	4.00
September 30, 2009	4.00
December 31, 2009	4.00
March 31, 2010	4.00
June 30, 2010	4.00
September 30, 2010	4.00

ARTICLE VI

REPORTING COVENANTS

Each of the Loan Parties agrees with the Lenders and the Administrative Agent to each of the following, as long as any Obligation or any Commitment remains outstanding and, in each case, unless the Requisite Lenders otherwise consent in writing:

Section 6.1 Financial Statements

The Company shall furnish to the Administrative Agent (with sufficient copies for each of the Lenders or in electronic, readable and duplicable form) each of the following:

(a) Quarterly Reports. Within 45 days after the end of each Fiscal Quarter of each Fiscal Year, financial information regarding the Company and its Subsidiaries consisting of Consolidated unaudited balance sheets as of the close of such quarter and the related statements of income and cash flows for such quarter and that portion of the Fiscal Year ending as of the close of such quarter, setting forth in comparative form the figures for the corresponding period in the prior year, in each case certified by a Responsible Officer of the Company as fairly presenting the Consolidated financial position of the Company and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments).

(b) Annual Reports. Within 90 days after the end of each Fiscal Year, financial information regarding the Company and its Subsidiaries consisting of Consolidated balance sheets of the Company and its Subsidiaries as of the end of such year and related statements of income, changes in

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stockholders’ equity and cash flows of the Company and its Subsidiaries for such Fiscal Year, all prepared in conformity with GAAP and certified without qualification as to the scope of the audit by the Company’s Accountants, together with the report of such accounting firm stating that (i) such Financial Statements fairly present the Consolidated financial position of the Company and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except for changes with which the Company’s Accountants shall concur and that shall have been disclosed in the notes to the Financial Statements) and (ii) the examination by the Company’s Accountants in connection with such Consolidated Financial Statements has been made in accordance with generally accepted auditing standards.

(c) Compliance Certificate. Together with each delivery of any financial statement pursuant to clause (a) or (b) above, a certificate of a Responsible Officer of the Company (each, a “Compliance Certificate”) (i) showing in reasonable detail the calculations used in determining the Leverage Ratio and demonstrating compliance with each of the financial covenants contained in Article V (Financial Covenants) that is tested on a quarterly basis and (ii) stating that no Default or Event of Default has occurred and is continuing or, if a Default or an Event of Default has occurred and is continuing, stating the nature thereof and the action that the Company proposes to take with respect thereto.

(d) Management Letters, Etc. Within five Business Days after receipt thereof by any Loan Party, copies of each management letter, exception report or similar letter or report received by such Loan Party from its independent certified public accountants (including the Company’s Accountants).

Section 6.2 Default Notices

As soon as practicable, and in any event within five Business Days after a Responsible Officer of any Loan Party has actual knowledge of the existence of any Default, Event of Default or other event having had a Material Adverse Effect or having any reasonable likelihood of causing or resulting in a Material Adverse Change, the Borrower and the Company shall give the Administrative Agent notice specifying the nature of such Default or Event of Default or other event, including the anticipated effect thereof, which notice, if given by telephone, shall be promptly confirmed in writing on the next Business Day.

Section 6.3 Litigation

Promptly after the commencement thereof, the Company shall give the Administrative Agent written notice of the commencement of all actions, suits and proceedings before any domestic or foreign Governmental Authority or arbitrator, affecting the Company or any of its Subsidiaries that (i) seeks injunctive or similar relief that, if granted, would be reasonably likely to have a Material Adverse Effect or (ii) in the reasonable judgment of the Company or such Subsidiary, exposes the Company or such Subsidiary to liability that, if adversely determined, would be reasonably likely to have a Material Adverse Effect.

Section 6.4 SEC Filings; Press Releases

Promptly after the sending or filing thereof, the Company shall send the Administrative Agent copies, electronic or otherwise, of (a) all reports that the Company sends to its security holders generally, (b) all reports and registration statements that the Company or any of its Subsidiaries files with the SEC or any national or foreign securities exchange or the National Association of Securities Dealers, Inc., (c) all financial and other material press releases and (d) all other statements concerning material changes or developments in the business of such Loan Party made available by any Loan Party to the public or any other creditor.

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Section 6.5 Labor Relations

Promptly after becoming aware of the same, the Company shall give the Administrative Agent written notice of (a) any material labor dispute to which the Company or any of its Subsidiaries is or may become a party, including any strikes, lockouts or other disputes relating to any of such Person’s plants and other facilities, and (b) any Worker Adjustment and Retraining Notification Act or related liability incurred with respect to the closing of any plant or other facility of any such Person.

Section 6.6 ERISA Matters

The Company shall furnish the Administrative Agent (with sufficient copies for each of the Lenders or in electronic, readable and duplicable form) each of the following:

(a) promptly and in any event within 30 days after the Company, any of its Subsidiaries or any ERISA Affiliate knows or has reason to know that any material ERISA Event has occurred, written notice describing such event;

(b) promptly and in any event within 10 days after the Company, any of its Subsidiaries or any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a written statement of a Responsible Officer of the Company describing such ERISA Event or waiver request and the action, if any, the Company, its Subsidiaries and ERISA Affiliates propose to take with respect thereto and a copy of any notice filed with the PBGC or the IRS pertaining thereto; and

(c) simultaneously with the date that the Company, any of its Subsidiaries or any ERISA Affiliate files a notice of intent to terminate any Title IV Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, a copy of each notice.

Section 6.7 Environmental Matters

(a) The Company shall provide the Administrative Agent promptly and in any event within 10 days after the Company or any Subsidiary obtains knowledge of any of the following, written notice of each of the following (but only to the extent that any of the following is reasonably likely to result in any unbudgeted Environmental Liabilities and Costs to the Company or any of its Subsidiaries in excess of $25,000,000 in any Fiscal Year):

(i) that any Loan Party is or may be liable to any Person as a result of a Release or threatened Release, notice or knowledge of a violation of or potential liability under Environmental Law, or the commencement of any judicial or administrative proceeding or investigation alleging a violation of or liability under any Environmental Law;

(ii) the receipt by any Loan Party of notification that any real or personal property of such Loan Party is or is reasonably likely to be subject to any Environmental Lien; and

(iii) any action by any Loan Party or any of its Subsidiaries or any change in Environmental Laws that, in the aggregate, have a reasonable likelihood of requiring the Loan Parties to obtain additional material environmental permits or make additional capital improvements to obtain compliance with Environmental Laws.

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(b) Upon written request by the Administrative Agent, the Company shall provide a report providing an update of the status of any environmental, health or safety compliance, hazard or liability issue identified in any notice or report delivered pursuant to this Agreement or if the Administrative Agent reasonably believes that there exists undisclosed conditions that could result in any Loan Party incurring material unbudgeted Environmental Liabilities and Costs; provided that the Administrative Agent shall make such request no more often than annually absent a continuing Event of Default.

Section 6.8 Other Information

The Company shall provide the Administrative Agent with such other information respecting the business, properties, condition, financial or otherwise, or operations of the Company or any of its Subsidiaries as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

ARTICLE VII

AFFIRMATIVE COVENANTS

Each of the Loan Parties agrees with the Lenders and the Administrative Agent to each of the following, as long as any Obligation or any Commitment remains outstanding and, in each case, unless the Requisite Lenders otherwise consent in writing:

Section 7.1 Preservation of Corporate Existence, Etc.

The Company shall, and shall cause each of its Subsidiaries to, preserve and maintain its legal existence, rights (charter and statutory) and franchises, except as permitted by Section 8.2 (Restriction on Fundamental Changes; Permitted Acquisitions).

Section 7.2 Compliance with Laws, Etc.

The Company shall, and shall cause each of its Subsidiaries to, comply with all applicable Requirements of Law, Contractual Obligations and Permits, including ERISA and Environmental Laws, except where the failure so to comply would not, in the aggregate, be reasonably likely to have a Material Adverse Effect.

Section 7.3 Conduct of Business

The Company shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice and (b) use its reasonable efforts, in the ordinary course and consistent with past practice, to preserve its business and the goodwill and business of the customers, advertisers, suppliers and others having business relations with the Company or any of its Subsidiaries, except in each case where the failure to comply with the covenants in each of clauses (a) and (b) above would not, in the aggregate, be reasonably likely to have a Material Adverse Effect.

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Section 7.4 Payment of Taxes, Etc.

The Company shall, and shall cause each of its Subsidiaries to, pay and discharge before the same shall become delinquent, all federal taxes and all other material and lawful governmental claims, taxes, assessments, charges and levies, except where contested in good faith, by proper proceedings and adequate reserves therefor have been established on the books of the Company or the appropriate Subsidiary in conformity with GAAP.

Section 7.5 Maintenance of Insurance

The Company shall maintain for, itself, and cause to be maintained for each of its Subsidiaries, insurance with responsible and reputable insurance companies or associations in such amounts (subject to customary retentions and deductibles) and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Company or such Subsidiary operates.

Section 7.6 Access

The Company shall from time to time permit the Administrative Agent and the Lenders, or any agents or representatives thereof, within two Business Days after written notification of the same (except that during the continuance of an Event of Default, no such notice shall be required) to (a) examine and make copies of and abstracts from the records and books of account of the Company and each of its Subsidiaries, (b) visit the properties of the Company and each of its Subsidiaries, (c) discuss the affairs, finances and accounts of the Company and each of its Subsidiaries with any of their respective officers or directors and (d) communicate directly with any of its certified public accountants (including the Company’s Accountants). The Company shall authorize its certified public accountants (including the Company’s Accountants) to disclose to the Administrative Agent or any Lender any and all financial statements and other information of any kind, as the Administrative Agent or any Lender reasonably requests from the Company and that such accountants may have with respect to the business, financial condition, results of operations or other affairs of the Company or any of its Subsidiaries.

Section 7.7 Keeping of Books

The Company shall, and shall cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made in conformity with GAAP of all financial transactions and the assets and business of the Company and each such Subsidiary.

Section 7.8 Maintenance of Properties, Etc.

The Company shall, and shall cause each of its Subsidiaries to, maintain and preserve (a) in good working order and condition all of its properties necessary in the conduct of its business, (b) all rights, permits, licenses, approvals and privileges (including all Permits) used or useful or necessary in the conduct of its business and (c) all registered patents, trademarks, trade names, copyrights and service marks with respect to its business, except where failure to so maintain and preserve the items set forth in clauses (a), (b) and (c) above would not, in the aggregate, be reasonably likely to have a Material Adverse Effect.

Section 7.9 Application of Proceeds

The Borrower shall use the entire amount of the proceeds of the Loans as provided in Section 4.13 (Use of Proceeds).

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Section 7.10 Environmental

The Company shall, and shall cause all of its Subsidiaries to, comply in all material respects with Environmental Laws and, without limiting the foregoing, the Company shall, at its sole cost and expense, upon receipt of any notification or otherwise obtaining knowledge of any Release or other event that has any reasonable likelihood of the Company and its Subsidiaries incurring material Environmental Liabilities and Costs, (a) conduct or pay for consultants to conduct, such tests or assessments of environmental conditions at such operations or properties as the Company deems appropriate under the circumstances and (b) take such Remedial Action and undertake such investigation or other action as required by Environmental Laws or as any Governmental Authority requires or as is appropriate and consistent with good business practice to address the Release or event and otherwise ensure compliance with Environmental Laws.

ARTICLE VIII

NEGATIVE COVENANTS

The Company agrees with the Lenders and the Administrative Agent to each of the following, as long as any Obligation or any Commitment remains outstanding and, in each case, unless the Requisite Lenders otherwise consent in writing:

Section 8.1 Liens, Etc.

The Company shall not, and shall not permit any of its Subsidiaries to, create or suffer to exist, any Lien upon or with respect to any of their respective properties or assets, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, except for the following:

(a) Liens existing on the date of this Agreement and disclosed on Schedule 8.1 (Existing Liens);

(b) Customary Permitted Liens of the Company and the Company’s Subsidiaries;

(c) purchase money Liens granted by the Company or any Subsidiary of the Company (including Liens arising pursuant to Capital Leases and purchase money mortgages or security interests securing Indebtedness representing or financing the purchase price of equipment (or improvements to existing equipment) acquired by the Company or any Subsidiary of the Company) and limited in each case to the property purchased with the proceeds of such purchase money Indebtedness or subject to such Capital Lease;

(d) any Lien securing the renewal, extension, refinancing or refunding of any Indebtedness secured by any Lien permitted by clause (a) or (c) above or this clause (d) without any change in the assets subject to such Lien;

(e) Liens in favor of lessors securing operating leases permitted hereunder;

(f) Liens on any tangible or intangible asset or property of a Foreign Subsidiary securing the Foreign Credit Lines of such Foreign Subsidiary or a refinancing thereof;

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(g) Liens created in connection with a Receivables Transaction; provided, however, that the aggregate outstanding amount of all Indebtedness secured by such Liens created pursuant to this paragraph (g) does not exceed $300,000,000; and

(h) Liens that are not otherwise permitted by the foregoing clauses of this Section 8.1 securing obligations or other liabilities of any Subsidiary; provided, however, that the aggregate outstanding amount of all such obligations and liabilities shall not exceed $50,000,000 at any time.

Section 8.2 Restriction on Fundamental Changes; Permitted Acquisitions

Except in connection with a Permitted Acquisition, the Company shall not, and shall not permit any of its Subsidiaries to, (a) merge with any Person other than the Company or a Subsidiary of the Company (provided that in any such merger involving the Company, the Company shall be the surviving entity of such merger), (b) consolidate with any Person unless, in the case of a Guarantor, the resulting Person is a Guarantor, and in the case of a Subsidiary, the resulting Person is a Subsidiary, (c) acquire all or substantially all of the Stock or Stock Equivalents of any Person, (d) acquire all or substantially all of the assets of any Person or all or substantially all of the assets constituting the business of a division, branch or other unit operation of any Person, (e) enter into any joint venture (whether a corporation, limited liability company, partnership or other entity) with any Person unless (x) such joint venture is primarily engaged in a business of the type described in the definition of “FMC’s Business” and (y) after giving effect to the Investment in such joint venture, no Default or Event of Default shall have occurred and be continuing, or (f) in the case of the Company, sell, convey or otherwise transfer all, or substantially all, of its assets. In any given Fiscal Year during the term of this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, sell, convey or otherwise transfer in a single transaction or a series of transactions, such a significant portion of their assets that the net cash proceeds of such transaction or transactions are greater than 20% of Consolidated Net Tangible Assets of the Company as of the last day of the immediately preceding Fiscal Year.

Section 8.3 Change in Nature of Business

The Company shall not, and shall not permit any of its Subsidiaries to, make any material change in the nature or conduct of FMC’s Business, whether in connection with a Permitted Acquisition or otherwise.

Section 8.4 Modification of Constituent Documents

The Company shall not, nor shall it permit any of its Subsidiaries to, change its capital structure (including in the terms of its outstanding Stock) or otherwise amend its Constituent Documents, except for changes and amendments that would not reasonably be expected to have a Material Adverse Effect.

Section 8.5 Accounting Changes; Fiscal Year

The Company shall not, and shall not permit any of its Subsidiaries to, change its (a) accounting treatment and reporting practices or tax reporting treatment, except as required or permitted by GAAP, or (b) Fiscal Year.

Section 8.6 Margin Regulations

The Company shall not, and shall not permit any of its Subsidiaries to, use all or any portion of the proceeds of any credit extended hereunder to purchase or carry margin stock (within the meaning of Regulation U of the Federal Reserve Board) in contravention of Regulation U of the Federal Reserve Board.

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Section 8.7 Operating Leases; Sale/Leasebacks

(a) The Company shall not, and shall not permit any of its Subsidiaries to, become or remain liable as lessee or guarantor or other surety with respect to any operating lease, unless the aggregate amount of all rents paid or accrued under all such operating leases shall not exceed $100,000,000 in any Fiscal Year.

(b) The Company shall not, and shall not permit any of its Subsidiaries to, enter into any sale and leaseback transaction if, after giving effect to such sale and leaseback transaction, the aggregate Fair Market Value of all properties covered by sale and leaseback transactions would exceed $150,000,000.

Section 8.8 No Speculative Transactions

The Company shall not, and shall not permit any of its Subsidiaries to, enter into any Hedging Contract solely for speculative purposes or other than for the purpose of hedging risks associated with the businesses of the Company and its Subsidiaries, as done in the ordinary course of such businesses.

Section 8.9 Compliance with ERISA

The Company shall not cause or permit to occur, and shall not permit any of its Subsidiaries or ERISA Affiliates to cause or permit to occur, (a) an event that could result in the imposition of a Lien under Section 412 of the Code or Section 302 or 4068 of ERISA or (b) ERISA Events that would have a Material Adverse Effect in the aggregate.

ARTICLE IX

EVENTS OF DEFAULT

Section 9.1 Events of Default

Each of the following events shall be an Event of Default:

(a) the Borrower shall fail to pay any principal of any Loan when the same becomes due and payable; or

(b) the Borrower shall fail to pay any interest on any Loan, any fee under any of the Loan Documents or any other Obligation (other than one referred to in clause (a) above) and such non-payment continues for a period of three Business Days after the due date therefor; or

(c) any representation or warranty made or deemed made by any Loan Party in any Loan Document or by any Loan Party (or any of its officers) in connection with any Loan Document shall prove to have been incorrect in any material respect when made or deemed made; provided that, no Event of Default shall occur under this clause (c) by reason of any representation by the Borrower set out in Section 4.22 being untrue in any material respect as a result of a Lender’s representation under Section 12.2(h) and/or an Assignment and Acceptance (as relevant) as to its status as a Professional Market Party being untrue; or

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(d) any Loan Party shall fail to perform or observe (i) any term, covenant or agreement contained in Article V (Financial Covenants), Section 6.1 (Financial Statements), Section 6.2 (Default Notices), Section 7.1 (Preservation of Corporate Existence, Etc.), Section 7.9 (Application of Proceeds, or Article VIII (Negative Covenants) or (ii) any other term, covenant or agreement contained in this Agreement or in any other Loan Document if such failure under this clause (ii) shall remain unremedied for 30 days after the earlier of (A) the date on which a Responsible Officer of the Borrower becomes aware of such failure and (B) the date on which written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

(e) (i) the Company or any of its Subsidiaries shall fail to make any payment on any Indebtedness of the Company or any such Subsidiary (other than the Obligations) or any Guaranty Obligation in respect of Indebtedness of any other Person, and, in each case, such failure relates to Indebtedness having an aggregate outstanding principal amount of $25,000,000 or more or (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness, provided that any required notice of such event or condition shall have been given or any applicable grace period shall have expired or (iii) any such Indebtedness shall become or be declared to be due and payable, or required to be prepaid or repurchased (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

(f) (i) the Company or any of its Material Subsidiaries shall generally not pay its debts as such debts become due, shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors, (ii) any proceeding shall be instituted by or against the Company or any of its Material Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts, under any Requirement of Law relating to any Bankruptcy Law, or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee or other similar official for it or for any substantial part of its property; provided, however, that, in the case of any such proceedings instituted against the Company or any of its Material Subsidiaries (but not instituted by the Company or any of its Material Subsidiaries), either such proceedings shall remain undismissed or unstayed for a period of 30 days or more or any action sought in such proceedings shall occur or (iii) the Company or any of its Material Subsidiaries shall take any corporate action to authorize any action set forth in clauses (i) and (ii) above; or

(g) one or more judgments or orders (or other similar process) involving, in the case of money judgments, an aggregate amount in excess of $25,000,000, to the extent not covered by insurance, shall be rendered against one or more of any Loan Party and its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(h) an ERISA Event shall occur and the amount of all liabilities and deficiencies resulting therefrom, whether or not assessed, would reasonably be expected to have a Material Adverse Effect; or

(i) any provision of any Guaranty after delivery thereof pursuant to this Agreement or any other Loan Document shall for any reason cease to be valid and binding on, or enforceable against, any Loan Party party thereto, or any Loan Party shall so state in writing; or

(j) there shall occur any Change of Control; or

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(k) one or more of the Company and its Subsidiaries shall have entered into one or more consent or settlement decrees or agreements or similar arrangements with a Governmental Authority or one or more judgments, orders, decrees or similar actions shall have been entered against one or more of the Company and its Subsidiaries based on or arising from the violation of or pursuant to any Environmental Law, or the generation, storage, transportation, treatment, disposal or Release of any Contaminant and, in connection with all of the foregoing, the Borrower and its Subsidiaries are likely to incur Environmental Liabilities and Costs that could reasonably be expected to have a Material Adverse Effect; or

(l) the Company shall cease to own, directly or indirectly, 100% of all of the issued and outstanding capital stock of the European Parent or the Borrower; or

(m) the European Parent shall cease to own, directly or indirectly, 100% of all of the issued and outstanding capital stock of the Borrower.

Section 9.2 Remedies

During the continuance of any Event of Default, the Administrative Agent (a) may, and, at the request of the Requisite Lenders, shall, by notice to the Borrower declare that all or any portion of the Commitments be terminated, whereupon the obligation of each Lender to make any Loan shall immediately terminate and (b) may and, at the request of the Requisite Lenders, shall, by notice to the Borrower, declare the Loans, all interest thereon and all other amounts and Obligations payable under this Agreement to be forthwith due and payable, whereupon the Loans, all such interest and all such amounts and Obligations shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that upon the occurrence of the Events of Default specified in Section 9.1(f) (Events of Default), (x) the Commitments of each Lender to make Loans and the commitments of each Lender shall each automatically be terminated and (y) the Loans, all such interest and all such amounts and Obligations shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower. In addition to the remedies set forth above, the Administrative Agent may exercise any other remedies provided by applicable law.

Section 9.3 Rescission

If at any time after termination of the Commitments or acceleration of the maturity of the Loans, the Borrower shall pay all arrears of interest and all payments on account of principal of the Loans that shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified herein) and all Events of Default and Defaults (other than non-payment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 12.1 (Amendments, Waivers, Etc.), then upon the written consent of the Requisite Lenders and written notice to the Borrower, the termination of the Commitments or the acceleration and their consequences may be rescinded and annulled; provided, however, that such action shall not affect any subsequent Event of Default or Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence are intended merely to bind the Lenders to a decision that may be made at the election of the Requisite Lenders, and such provisions are not intended to benefit the Borrower and do not give the Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

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ARTICLE X

GUARANTY

Section 10.1 Guaranty

(a) To induce the Lenders to make the Loans, the Guarantors hereby each absolutely, unconditionally and irrevocably guarantee, as primary obligors and not merely as sureties, the full and punctual payment when due, whether at stated maturity or earlier, by reason of acceleration, mandatory prepayment or otherwise in accordance herewith or any other Loan Document, of all the Obligations of the Borrower under this Agreement (such Obligations, the “Guarantied Obligations”), whether or not from time to time reduced or extinguished or hereafter increased or incurred, whether or not recovery may be or hereafter may become barred by any statute of limitations, and whether enforceable or unenforceable as against any Borrower, now or hereafter existing, or due or to become due, including principal, interest (including interest at the contract rate applicable upon default accrued or accruing after the commencement of any proceeding under any Bankruptcy Law, whether or not such interest is an allowed claim in such proceeding), fees and costs of collection. This guaranty constitutes a guaranty of payment and not of collection.

(b) Each Guarantor further agrees that, if any payment made by the Borrower or any other person and applied to the Guarantied Obligations is at any time annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid by any Lender or any other holder of Guarantied Obligations (the “Guarantied Parties”) to the Borrower, its estate, trustee, receiver or any other party, including the Guarantors, under any Bankruptcy Law, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, each Guarantor’s liability under this Guaranty shall be and remain in full force and effect, as fully as if such payment had never been made or, if prior thereto this Guaranty shall have been cancelled or surrendered, the Guaranty shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of each Guarantor in respect of the amount of such payment.

Section 10.2 Authorization; Other Agreements

The Guarantied Parties are hereby authorized, without notice to or demand upon the Guarantors, which notice or demand is expressly waived hereby, and without discharging or otherwise affecting the obligations of the Guarantors hereunder (which shall remain absolute and unconditional notwithstanding any such action or omission to act), from time to time, to:

(a) supplement, renew, extend, accelerate or otherwise change the time for payment of, or other terms relating to, the Guarantied Obligations, or any part of them, or otherwise modify, amend or change the terms of any promissory note or other agreement, document or instrument (including, without limitation, this Agreement and the other Loan Documents) now or hereafter executed by the Borrower and delivered to the Guarantied Parties or any of them, including, without limitation, any increase or decrease of principal or the rate of interest thereon;

(b) waive or otherwise consent to noncompliance with any provision of any instrument evidencing the Guarantied Obligations, or any part thereof, or any other instrument or agreement in respect of the Obligations (including, without limitation, this Agreement and the other Loan Documents) now or hereafter executed by the Borrower and delivered to the Guarantied Parties or any of them;

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(c) accept partial payments on the Guarantied Obligations;

(d) receive, take and hold additional security or collateral for the payment of the Guarantied Obligations or any part of them and exchange, enforce, waive, substitute, liquidate, terminate, abandon, fail to perfect, subordinate, transfer, otherwise alter and release any such additional security or collateral;

(e) settle, release, compromise, collect or otherwise liquidate the Guarantied Obligations or accept, substitute, release, exchange or otherwise alter, affect or impair any security or collateral for the Guarantied Obligations or any part of them or any other guaranty therefor, in any manner;

(f) add, release or substitute any one or more other guarantors, makers or endorsers of the Guarantied Obligations or any part of them and otherwise deal with the Borrower or any other guarantor, maker or endorser;

(g) apply to the Guarantied Obligations any and all payments or recoveries from the Borrower, from any other guarantor, maker or endorser of the Guarantied Obligations or any part of them to the Guarantied Obligations in such order as provided herein whether such Guarantied Obligations are secured or unsecured or guaranteed or not guaranteed by others; and

(h) refund at any time any payment received by any Guarantied Party in respect of any of the Guarantied Obligations, and payment to such Person of the amount so refunded shall be fully guaranteed hereby even though prior thereto this Guaranty shall have been cancelled or surrendered, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of the Guarantors hereunder in respect of the amount so refunded; even if any right of reimbursement or subrogation or other right or remedy of the Guarantors is extinguished, affected or impaired by any of the foregoing (including, without limitation, any election of remedies by reason of any judicial, non–judicial or other proceeding in respect of the Guarantied Obligations which impairs any subrogation, reimbursement or other right of the Guarantors).

Section 10.3 Guaranty Absolute and Unconditional

Each Guarantor hereby waives any defense of a surety or guarantor or any other obligor on any obligations arising in connection with or in respect of any of the following and hereby agrees that its obligations under this Article X are absolute and unconditional and shall not be discharged or otherwise affected as a result of:

(a) the invalidity or unenforceability of any of the Borrower’s obligations under this Agreement or any other Loan Document or any other agreement or instrument relating thereto, or any security for, or other guaranty of the Guarantied Obligations or any part of them, or the lack of perfection or continuing perfection or failure of priority of any security for the Guarantied Obligations or any part of them;

(b) the absence of any attempt to collect the Guarantied Obligations or any part of them from the Borrower or other action to enforce the same;

(c) any Guarantied Party’s election, in any proceeding instituted under any Bankruptcy Law;

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(d) any borrowing or grant of a Lien by the Borrower, as debtor-in-possession, or extension of credit, under any Bankruptcy Law;

(e) the disallowance, under any Bankruptcy Law, of all or any portion of the Administrative Agent’s or Lender’s claim (or claims) for repayment of the Guarantied Obligations ;

(f) any use of cash collateral under any Bankruptcy Law;

(g) any agreement or stipulation as to the provision of adequate protection in any bankruptcy proceeding;

(h) the avoidance of any Lien in favor of the Guarantied Parties or any of them for any reason;

(i) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against the Borrower, a Guarantor or any of any the Borrower’s Subsidiaries, including without limitation, any discharge of, or bar or stay against collecting, all or any of the Obligations (or any part of them or interest thereon) in or as a result of any such proceeding;

(j) failure by any Guarantied Party to file or enforce a claim against the Borrower or its estate in any bankruptcy or insolvency case or proceeding;

(k) any action taken by any Guarantied Party that is authorized hereby; or

(l) any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor or any other obligor on any obligations, other than the payment in full of the Guarantied Obligations.

Section 10.4 Waivers

Each Guarantor hereby waives diligence, promptness, presentment, demand for payment or performance and protest and notice of protest, notice of acceptance and any other notice in respect of the Obligations or any part of them, and any defense arising by reason of any disability or other defense of the Borrower. No Guarantor shall, until the Guarantied Obligations are irrevocably paid in full and the Commitments have been terminated, assert any claim or counterclaim it may have against the Borrower or set off any of its obligations to the Borrower against any obligations of the Borrower to it. In connection with the foregoing, each Guarantor covenants that its obligations hereunder shall not be discharged, except by complete performance.

Section 10.5 Reliance

Each Guarantor hereby assumes responsibility for keeping itself informed of the financial condition of the Borrower and any and all endorsers and/or other guarantors of all or any part of the Guarantied Obligations, and of all other circumstances bearing upon the risk of nonpayment of the Guarantied Obligations, or any part thereof, that diligent inquiry would reveal, and each Guarantor hereby agrees that no Guarantied Party shall have any duty to advise it of information known to it regarding such condition or any such circumstances. In the event any Guarantied Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to each Guarantor, such Guarantied Party shall be under no obligation (i) to undertake any investigation not a part of its regular business routine, (ii) to disclose any information which such Guarantied Party, pursuant to accepted or reasonable commercial finance or banking practices, wishes to maintain confidential or (iii) to make any other or future disclosures of such information or any other information to any Guarantied Party.

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Section 10.6 Waiver of Subrogation and Contribution Rights

Until the Guarantied Obligations have been irrevocably paid in full and the Commitments have been terminated, the Guarantors shall not enforce or otherwise exercise any right of subrogation to any of the rights of the Guarantied Parties or any part of them against the Borrower or any right of reimbursement or contribution or similar right against the Borrower by reason of this Agreement or by any payment made by either Guarantor in respect of the Obligations.

Section 10.7 Subordination

Each Guarantor hereby agrees that upon the occurrence of any Event of Default described in clause (f) of Section 9.1 (Events of Default) any Indebtedness of the Borrower now or hereafter owing to it, whether heretofore, now or hereafter created (the “Guaranty Subordinated Debt”), is hereby subordinated to all of the Obligations, and that, except as expressly permitted by this agreement, the Guaranty Subordinated Debt shall not be paid in whole or in part until the Obligations have been paid in full and this Guaranty is terminated and of no further force or effect. No Guarantors shall accept any payment of or on account of any Guaranty Subordinated Debt at any time in contravention of the foregoing. Upon the occurrence and during the continuance of an Event of Default described in clause (f) of Section 9.1 (Events of Default), the Borrower shall pay to the Administrative Agent any payment of all or any part of the Guaranty Subordinated Debt and any amount so paid to the Administrative Agent shall be applied to payment of the Obligations as provided in clause (g) of Section 2.11 (Payments and Computations). Each payment on the Guaranty Subordinated Debt received in violation of any of the provisions hereof shall be deemed to have been received by the applicable Guarantor as trustee for the Administrative Agent and the Lenders and shall be paid over to the Administrative Agent immediately on account of the Guarantied Obligations, but without otherwise affecting in any manner the Guarantors’ liability under this Article X. Each Guarantor agrees to file all claims against the Borrower in any bankruptcy or other proceeding in which the filing of claims is required by law in respect of any Guaranty Subordinated Debt, and the Administrative Agent shall be entitled to all of the Guarantors’ rights thereunder. If for any reason any Guarantor fails to file such claim at least ten Business Days prior to the last date on which such claim should be filed, such Guarantor hereby irrevocably appoints the Administrative Agent as its true and lawful attorney-in-fact and is hereby authorized to act as attorney-in-fact in such Guarantor’s name to file such claim or, in the Administrative Agent’s discretion, to assign such claim to and cause proof of claim to be filed in the name of the Administrative Agent or its nominee. In all such cases, whether in administration, bankruptcy or otherwise, the person or persons authorized to pay such claim shall pay to the Administrative Agent the full amount payable on the claim in the proceeding, and, to the full extent necessary for that purpose, each Guarantor hereby assigns to the Administrative Agent all of such Guarantor’s rights to any payments or distributions to which such Guarantor otherwise would be entitled. If the amount so paid is greater than the Guarantors’ liability under this Guaranty, the Administrative Agent shall pay the excess amount to the party entitled thereto.

Section 10.8 Default; Remedies

The obligations of the Guarantors under this Guaranty are independent of and separate from the Obligations. Upon any Event of Default, the Administrative Agent may, at its sole election, proceed directly and at once, without notice, against the Guarantors to collect and recover the full amount or any portion of the Guarantied Obligations then due, without first proceeding against the Borrower or any other guarantor of the Guarantied Obligations, or joining the Borrower or any other guarantor in any proceeding against any Guarantor. At any time after maturity of the Guarantied Obligations, the

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Administrative Agent may (unless the Guarantied Obligations have been irrevocably paid in full), without notice to the Guarantors, appropriate and apply toward the payment of the Guarantied Obligations (i) any indebtedness due or to become due from any Guarantied Party to any Guarantor and (ii) any moneys, credits or other property belonging to any Guarantor at any time held by or coming into the possession of any Guarantied Party or any of its respective Affiliates (other than trust accounts).

Section 10.9 Irrevocability

This Guaranty shall be irrevocable as to any and all of the Guarantied Obligations until the Commitments have been terminated and all monetary Guarantied Obligations then outstanding have been irrevocably repaid in cash.

Section 10.10 Setoff

Upon the occurrence and during the continuance of an Event of Default, each Guarantied Party and each Affiliate thereof may, without notice to the Guarantors and regardless of the acceptance of any security or collateral for the payment hereof, appropriate and apply toward the payment of all or any part of the Guarantied Obligations then due and payable (i) any indebtedness due or to become due from such Guarantied Party or Affiliate thereof to any Guarantor, and (ii) any moneys, credits or other property belonging to any Guarantor, at any time held by or coming into the possession of such Guarantied Party or Affiliate thereof (other than trust accounts).

Section 10.11 No Marshaling

Each Guarantor consents and agrees that no Guarantied Party or Person acting for or on behalf thereof shall be under any obligation to marshal any assets in favor of such Guarantor or against or in payment of any or all of the Guarantied Obligations.

Section 10.12 Enforcement; Amendments; Waivers

No delay on the part of any Guarantied Party in the exercise of any right or remedy arising under this Agreement, any of the other Loan Documents or otherwise with respect to all or any part of the Guarantied Obligations or any other guaranty of or security for all or any part of the Guarantied Obligations shall operate as a waiver thereof, and no single or partial exercise by any such Person of any such right or remedy shall preclude any further exercise thereof. Failure by any Guarantied Party at any time or times hereafter to require strict performance by the Guarantors, any other guarantor of all or any part of the Guarantied Obligations or any other Person of any of the provisions, warranties, terms and conditions contained in any of the Loan Documents now or at any time or times hereafter executed by such Persons and delivered to any Guarantied Party shall not waive, affect or diminish any right of such Person at any time or times hereafter to demand strict performance thereof and such right shall not be deemed to have been waived by any act or knowledge of any Guarantied Party or its Affiliates, unless such waiver is contained in an instrument in writing, directed and delivered to the Borrower or such Guarantor, as applicable, specifying such waiver, and is signed by the party or parties necessary to give such waiver under this Agreement. No waiver of any Event of Default shall operate as a waiver of any other Event of Default or the same Event of Default on a future occasion, and no action by any Guarantied Party permitted hereunder shall in any way affect or impair any its rights and remedies or the obligations of the Guarantors under this Article X. Any determination by a court of competent jurisdiction of the amount of any principal and/or interest owing by the Borrower to any Guarantied Party shall be conclusive and binding on each Guarantor irrespective of whether such Guarantor was a party to the suit or action in which such determination was made.

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ARTICLE XI

THE ADMINISTRATIVE AGENT

Section 11.1 Authorization and Action

(a) Each Lender hereby appoints CIP as the Administrative Agent hereunder and each Lender authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.

(b) As to any matters not expressly provided for by this Agreement and the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders, and such instructions shall be binding upon all Lenders; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to personal liability unless the Administrative Agent receives an indemnification satisfactory to it from the Lenders with respect to such action or (ii) is contrary to this Agreement or applicable law. The Administrative Agent agrees to give to each Lender prompt notice of each notice given to it by any Loan Party pursuant to the terms of this Agreement or the other Loan Documents.

(c) In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and its duties are entirely administrative in nature. The Administrative Agent does not assume and shall not be deemed to have assumed any obligation other than as expressly set forth herein and in the other Loan Documents or any other relationship as the agent, fiduciary or trustee of or for any Lender or holder of any other Obligation. The Administrative Agent may perform any of its duties under any Loan Document by or through its agents or employees.

Section 11.2 Administrative Agent’s Reliance, Etc.

None of the Administrative Agent, any of its Affiliates or any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it, him, her or them under or in connection with this Agreement or the other Loan Documents, except for its, his, her or their own gross negligence or willful misconduct. Without limiting the foregoing, the Administrative Agent (a) may treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 12.2 (Assignments and Participations), (b) may rely on the Register to the extent set forth in Section 12.2(c) (Assignments and Participations), (c) may consult with legal counsel (including counsel to the Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (d) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made by or on behalf of the Borrower or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document, (e) shall not have any duty to ascertain or to inquire either as to the performance or observance of any term, covenant or condition of this Agreement or any other Loan Document, as to the financial condition of any Loan Party or as to the existence or possible

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existence of any Default or Event of Default, (f) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto or thereto and (g) shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which writing may be a telecopy or electronic mail) or any telephone message believed by it to be genuine and signed or sent by the proper party or parties.

Section 11.3 Posting of Approved Electronic Communications

(a) Each of the Lenders, the Borrower and each Guarantor agrees that the Administrative Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Lenders by posting such Approved Electronic Communications on “e-Disclosure”, the Administrative Agent’s internet delivery system that is part of Fixed Income Direct, Citigroup Global Fixed Income’s primary web portal, IntraLinks™ or a successor electronic platform chosen by the Administrative Agent to be its internet delivery system (the “Approved Electronic Platform”).

(b) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, the Borrower and each Guarantor acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Lenders, the Borrower and each Guarantor hereby approves distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes, and the Borrower shall cause each Guarantor to understand and assume, the risks of such distribution.

(c) The Approved Electronic Communications and the Approved Electronic Platform are provided “as is” and “as available”. None of the Administrative Agent or any of its Affiliates or any of their respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy or completeness of the Approved Electronic Communications and the Approved Electronic Platform and each expressly disclaims liability for errors or omissions in the Approved Electronic Communications and the Approved Electronic Platform. No warranty of any kind, express, implied or statutory (including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects) is made by the agent affiliates in connection with the approved electronic communications or the approved electronic platform.

(d) Each of the Lenders, the Borrower and each Guarantor agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies.

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Section 11.4 The Administrative Agent Individually

With respect to its Ratable Portion, CIP shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms “Lenders”, “Requisite Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include, without limitation, the Administrative Agent in its individual capacity as a Lender, or as one of the Requisite Lenders. CIP and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with, any Loan Party as if CIP were not acting as the Administrative Agent.

Section 11.5 Lender Credit Decision

Each Lender acknowledges that it shall, independently and without reliance upon the Administrative Agent or any other Lender conduct its own independent investigation of the financial condition and affairs of the Borrower and each other Loan Party in connection with the making and continuance of the Loans. Each Lender also acknowledges that it shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

Section 11.6 Indemnification

Each Lender agrees to indemnify the Administrative Agent and its respective Affiliates, and its directors, officers, employees, agents and advisors acting on behalf of the Administrative Agent (to the extent not reimbursed by the Borrower), from and against such Lender’s aggregate Ratable Portion of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements (including fees, expenses and disbursements of financial and legal advisors) of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against, the Administrative Agent and each of its Affiliates, and each of their respective directors, officers, employees, agents and advisors while acting on behalf of the Administrative Agent in any way relating to or arising out of this Agreement or the other Loan Documents or any action taken or omitted by the Administrative Agent under this Agreement or the other Loan Documents; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s or such Affiliates’ gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including fees, expenses and disbursements of financial and legal advisors) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of its rights or responsibilities under, this Agreement or the other Loan Documents, to the extent that the Administrative Agent are not reimbursed for such expenses by the Borrower or another Loan Party.

Section 11.7 Successor Administrative Agent

The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Requisite Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, selected from among the

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Lenders. In either case, such appointment shall be subject to the prior written approval of the Borrower (which approval may not be unreasonably withheld and shall not be required upon the occurrence and during the continuance of an Event of Default). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents. After such resignation, the retiring Administrative Agent shall continue to have the benefit of this Article XI as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

Section 11.8 Other Agent Responsibilities.

The Mandated Lead Arrangers, Bookrunners and co-agents, in such capacities, shall have no duties or responsibilities hereunder except as specifically set forth in this Agreement.

ARTICLE XII

MISCELLANEOUS

Section 12.1 Amendments, Waivers, Etc.

(a) No amendment or waiver of any provision of this Agreement or any other Loan Document nor consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be in writing and signed by the Requisite Lenders (or by the Administrative Agent with the consent of the Requisite Lenders) and, in the case of any amendment, by the Borrower, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by each Lender directly affected thereby, in addition to the Requisite Lenders (or the Administrative Agent with the consent thereof), do any of the following:

(i) waive any condition specified in Section 3.1 (Conditions Precedent to Initial Loans) or 3.2(b) (Conditions Precedent to Each Loan), except with respect to a condition based upon another provision hereof, the waiver of which requires only the concurrence of the Requisite Lenders and, in the case of the conditions specified in Section 3.1 (Conditions Precedent to Initial Loans), subject to the provisions of Section 3.3 (Determinations of Initial Borrowing Conditions);

(ii) increase the Commitment of such Lender or subject such Lender to any additional obligation;

(iii) extend the scheduled final maturity of any Loan owing to such Lender, or waive, reduce or postpone any scheduled date fixed for the payment or reduction of principal of any such Loan (it being understood that Section 2.7 (Mandatory Prepayments) does not provide for scheduled dates fixed for payment) or for the reduction or termination of such Lender’s Commitment;

(iv) reduce the principal amount of any Loan owing to such Lender (other than by the payment or prepayment thereof);

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(v) reduce the rate of interest on any Loan s outstanding to such Lender or any fee payable hereunder to such Lender;

(vi) postpone any scheduled date fixed for payment of such interest or fees owing to such Lender;

(vii) change the aggregate Ratable Portions of Lenders required for any or all Lenders to take any action hereunder;

(viii) require additional consents to be obtained with respect to assignments and participations;

(ix) release the Borrower from its payment obligation to such Lender under this Agreement or the Notes owing to such Lender (if any) or release any Guarantor from its obligations under any Guaranty except in connection with the sale or other disposition of a Guarantor permitted by this Agreement (or permitted pursuant to a waiver or consent of a transaction otherwise prohibited by this Agreement); or

(x) amend this Section 12.1, Section 12.7 (Sharing of Payments, Etc.) or any definition of the terms “Requisite Lenders” or “Ratable Portion”;

and provided, further, that (A) no amendment, waiver or consent shall, unless in writing and signed by any Special Purpose Vehicle that has been granted an option pursuant to Section 12.2(e) (Assignments and Participations), affect the grant or nature of such option or the right or duties of such Special Purpose Vehicle hereunder and (B) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or the other Loan Documents.

(b) The Administrative Agent may, but shall have no obligation to, with the written concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender without requiring an executed counterpart from such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(c) If, in connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all affected Lenders, the consent of Requisite Lenders is obtained but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this Section 12.1 being referred to as a “Non-Consenting Lender”), then, so long as the Lender acting as the Administrative Agent is not a Non-Consenting Lender, at the Borrower’s request, an Eligible Assignee reasonably acceptable to the Administrative Agent shall have the right with the Administrative Agent’s and consent and in the Administrative Agent’s sole discretion (but shall have no obligation) to purchase from such Non-Consenting Lender, and such Non-Consenting Lender agrees that it shall, upon the Administrative Agent’s request, sell and assign to the Lender acting as the Administrative Agent or such Eligible Assignee, all of the Commitments and Revolving Credit Outstandings, and any other obligations hereunder of such Non-Consenting Lender for an amount equal to the principal balance of all Loans and all accrued interest and fees with respect thereto through the date of sale and all other amounts payable hereunder; provided, however, that such purchase and sale shall be recorded in the Register maintained by the Administrative Agent and not be effective until (x) if the Administrative Agent shall have received from such Eligible Assignee an agreement in form and substance satisfactory to the Administrative Agent

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and the Borrower whereby such Eligible Assignee shall agree to be bound by the terms hereof and (y) such Non-Consenting Lender shall have received payments of all Revolving Loans held by it and all accrued and unpaid interest and fees with respect thereto through the date of the sale. Each Lender agrees that, if it becomes a Non-Consenting Lender, it shall execute and deliver to the Administrative Agent an Assignment an Acceptance to evidence such sale and purchase and shall deliver to the Administrative Agent any Note (if the assigning Lender’s Loans are evidenced by Notes) subject to such Assignment and Acceptance; provided, however, that the failure of any Non-Consenting Lender to execute an Assignment and Acceptance shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register.

Section 12.2 Assignments and Participations

(a) Each Lender may sell, transfer, negotiate or assign to one or more Eligible Assignees all or a portion of its rights and obligations hereunder (including all of its rights and obligations with respect to the Loans); provided, however, that (i) for any assignment of the assigning Lender’s Revolving Credit Outstandings and Commitments, such assignment shall cover the same percentage of such Lender’s Revolving Credit Outstandings and Commitment, (ii) the aggregate amount being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event (if less than the Assignor’s entire interest) be less than €5,000,000 or an integral multiple of €500,000 in excess thereof and except, in either case, (A) with the consent of the Borrower and the Administrative Agent (in each case such consent not to be unreasonably withheld); or (B) if such assignment is being made to a Lender or an Affiliate or Approved Fund of such Lender and (iii) if such Eligible Assignee is not, prior to the date of such assignment, a Lender or an Affiliate or Approved Fund of a Lender, such assignment shall be subject to the prior consent of the Administrative Agent and the Borrower (which consent shall not be unreasonably withheld or delayed); provided, further, that, notwithstanding any other provision of this Section 12.2, the consent of the Borrower shall not be required for any assignment occurring when any Event of Default shall have occurred and be continuing.

(b) The parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording, an Assignment and Acceptance, together with any Note (if the assigning Lender’s Loans are evidenced by a Note) subject to such assignment. Upon the execution, delivery, acceptance and recording of any Assignment and Acceptance and, other than in respect of assignments made pursuant to Section 2.18 (Substitution of Lenders) and Section 12.1 (Amendments, Waivers, Etc.), the receipt by the Administrative Agent from the assignee of an assignment fee in the amount of $3,500 from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender, and (ii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except for those surviving the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto).

(c) The Administrative Agent shall maintain at its address referred to in Section 12.8 (Notices, Etc.) a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recording of the names and addresses of the Lenders and the Commitments of and principal amount of the Loans owing to each Lender from time to time (the “Register”). Any assignment pursuant to this Section 12.2 shall not be effective until such assignment is recorded in the Register. The entries in

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the Register shall be conclusive and binding for all purposes, absent manifest error, and the Loan Parties, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, the Administrative Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, the Administrative Agent shall, if such Assignment and Acceptance has been completed, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower. Within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall, if requested by such assignee, execute and deliver to the Administrative Agent new Notes to the order of such assignee in an amount equal to the Commitments and Loans assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has surrendered any Note for exchange in connection with the assignment and has retained Commitments or Loans hereunder, new Notes to the order of the assigning Lender in an amount equal to the Commitments and Loans retained by it hereunder. Such new Notes shall be dated the same date as the surrendered Notes and be in substantially the form of Exhibit B (Form of Note).

(e) In addition to the other assignment rights provided in this Section 12.2, each Lender may (i) grant to a Special Purpose Vehicle the option to make all or any part of any Loan that such Lender would otherwise be required to make hereunder and the exercise of such option by any such Special Purpose Vehicle and the making of Loans pursuant thereto shall satisfy (once and to the extent that such Loans are made) the obligation of such Lender to make such Loans thereunder, provided, however, that nothing herein shall constitute a commitment or an offer to commit by such a Special Purpose Vehicle to make Loans hereunder and no such Special Purpose Vehicle shall be liable for any indemnity or other Obligation (other than the making of Loans for which such Special Purpose Vehicle shall have exercised an option, and then only in accordance with the relevant option agreement), and (ii) assign, as collateral or otherwise, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to (x) any Federal Reserve Bank pursuant to Regulation A of the Federal Reserve Board without notice to or consent of the Borrower or the Administrative Agent, (y) any trustee for the benefit of the holders of such Lender’s Securities without notice to or consent of the Administrative Agent or the Borrower and (z) to any Special Purpose Vehicle to which such Lender has granted an option pursuant to clause (i) above; and provided, further, that no such assignment or grant shall release such Lender from any of its obligations hereunder except as expressly provided in clause (i) above. Each party hereto acknowledges and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any such Special Purpose Vehicle, such party shall not institute against, or join any other Person in instituting against, any Special Purpose Vehicle that has been granted an option pursuant to this clause (f) any bankruptcy, reorganization, insolvency or liquidation proceeding (such agreement shall survive the payment in full of the Obligations).

(f) Each Lender may sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Revolving Loans). The terms of such participation shall not, in any event, require the participant’s consent to any amendments, waivers or other modifications of any provision of any Loan Documents, the consent to any departure by any Loan Party therefrom, or to the exercising or refraining from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce the obligations of the Loan Parties), except if any such amendment, waiver or other modification or consent would reduce the amount, or postpone any date fixed for, any amount (whether of principal, interest or fees) payable to such participant under the Loan Documents, to which such participant would otherwise be entitled under such participation. In the event of the sale of any

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participation by any Lender, (w) such Lender’s obligations under the Loan Documents shall remain unchanged, (x) such Lender shall remain solely responsible to the other parties for the performance of such obligations, (y) such Lender shall remain the holder of such Obligations for all purposes of this Agreement and (z) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Each participant shall be entitled to the benefits of Sections 2.13 (Capital Adequacy) and 2.14 (Taxes) and of Section 2.12(d) (Illegality) as if it were a Lender; provided, however, that anything herein to the contrary notwithstanding, the Borrower shall not, at any time, be obligated to make under Sections 2.13 (Capital Adequacy), 2.14 (Taxes) or 2.12(d) (Illegality) to the participants in the rights and obligations of any Lender (together with such Lender) any payment in excess of the amount the Borrower would have been obligated to pay to such Lender in respect of such interest had such participation not been sold.

(g) Notwithstanding anything to the contrary contained in this Section 12.2, no Lender shall make any assignment of, or participate any interest in, any Loan or Commitment to the Borrower to any Person if such Person is not a Professional Market Party (if required by Dutch law or Dutch regulation to be a Professional Market Party) under the Dutch Banking Act and Dutch Banking Act Exemption Regulation.

(h) Each Lender that is a party to this Agreement on the date hereof makes the following representations and warranties to the Borrower:

(i) that (x) it is a Professional Market Party and (y) it is aware that it does not benefit from the (creditor) protection offered by the Dutch Banking Act to lenders of monies to persons or entities that are subject to the prohibition of Section 82 of the Dutch Banking Act; and

(ii) it acknowledges that the Borrower has relied upon such representation and warranty.

Section 12.3 Costs and Expenses

(a) The Borrower agrees upon demand to pay, or reimburse the Administrative Agent and the Arrangers for, all of their respective reasonable internal and external audit, legal, appraisal, valuation, filing, document duplication and reproduction and investigation expenses and for all other reasonable out-of-pocket costs and expenses of every type and nature (including, without limitation, the reasonable fees, expenses and disbursements of the Administrative Agent’s counsel, Weil, Gotshal & Manges and local legal counsel, auditors, accountants, appraisers, printers, insurance and environmental advisors, and other consultants and agents) incurred by the Administrative Agent or the Arrangers in connection with any of the following: (i) the Administrative Agent’s audit and investigation of the Company and its Subsidiaries in connection with the preparation, negotiation or execution of any Loan Document or the Administrative Agent’s periodic audits of the Company or any of its Subsidiaries, as the case may be, (ii) all due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, messenger, audit, insurance, appraisal and consultant costs and expenses, and all search, filing and recording fees incurred or sustained by the Administrative Agent or the Arrangers in connection with the Facility, the Loan Documents or the transactions contemplated hereby and thereby, (iii) the preparation, negotiation, execution or interpretation of this Agreement (including, without limitation, the satisfaction or attempted satisfaction of any condition set forth in Article III (Conditions to Loans), any Loan Document or any proposal letter or commitment letter issued in connection therewith, or the making of the Loans hereunder, (iv) the ongoing administration of this Agreement and the Loans, including consultation with attorneys in connection therewith and with respect

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to the Administrative Agent’s rights and responsibilities hereunder and under the other Loan Documents, (v) the protection, collection or enforcement of any Obligation or the enforcement of any Loan Document, (vi) the commencement, defense or intervention in any court proceeding relating in any way to the Obligations, any Loan Party, any of the Company’s Subsidiaries, this Agreement or any other Loan Document; provided that the Borrower shall not be responsible for the costs and expenses of referred to in this clause (vi) of any party to the extent such court proceeding shall have been caused by or resulted from the gross negligence, willful misconduct or willful breach of the Loan Documents of such party, as determined by a court of competent jurisdiction in a final non-appealable judgment or order, (vii) the response to, and preparation for, any subpoena or request for document production with which the Administrative Agent is served or deposition or other proceeding in which the Administrative Agent is called to testify, in each case, relating in any way to the Obligations, any Loan Party, any of the Company’s Subsidiaries, this Agreement or any other Loan Document and (viii) any amendment, consent, waiver, assignment, restatement, or supplement to any Loan Document or the preparation, negotiation, and execution of the same.

(b) The Borrower further agrees to pay or reimburse the Administrative Agent and each of the Lenders upon demand for all out-of-pocket costs and expenses, including, without limitation, reasonable attorneys’ fees (including allocated costs of internal counsel and costs of settlement), incurred by the Administrative Agent, such Lenders in connection with any of the following: (i) in enforcing any Loan Document or Obligation or any security therefor or exercising or enforcing any other right or remedy available by reason of an Event of Default, (ii) in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or in any insolvency or bankruptcy proceeding, (iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to the Obligations, any Loan Party, any of the Company’s Subsidiaries and related to or arising out of the transactions contemplated hereby or by any other Loan Document or (iv) in taking any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) described in clause (i), (ii) or (iii) above.

Section 12.4 Indemnities

(a) The Borrower agrees to indemnify and hold harmless the Administrative Agent, the Arrangers, each Lender and each of their respective Affiliates, and each of the directors, officers, employees, agents, trustees, representative, attorneys, consultants and advisors of or to any of the foregoing (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article III (Conditions to Loans)) (each such Person being an “Indemnitee”) from and against any and all claims, damages, liabilities, obligations, losses, penalties, actions, judgments, suits, costs, disbursements and expenses of any kind or nature (including fees, disbursements and expenses of financial and legal advisors to any such Indemnitee) that may be imposed on, incurred by or asserted against any such Indemnitee in connection with or arising out of any investigation, litigation or proceeding, whether or not such investigation, litigation or proceeding is brought by the Borrower, any of its directors, security holders or creditors, an Indemnitee or any other Person or whether or not any such Indemnitee is a party thereto and whether or not the transactions contemplated hereby are consummated, whether direct, indirect, or consequential and whether based on any federal, state or local law or other statutory regulation, securities or commercial law or regulation, or under common law or in equity, or on contract, tort or otherwise, in any manner relating to or arising out of this Agreement, any other Loan Document, any Obligation or any act, event or transaction related or attendant to any thereof, or the use or intended use of the proceeds of the Loans or in connection with any investigation of any potential matter covered hereby (collectively, the “Indemnified Matters”); provided, however, that the Borrower shall not have any obligation under this Section 12.4 to an Indemnitee with respect to any Indemnified Matter caused by or resulting from the gross negligence, willful misconduct or willful breach of the Loan Documents of that Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable

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judgment or order. Without limiting the foregoing, “Indemnified Matters” include (i) all Environmental Liabilities and Costs arising from damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Contaminants on, upon or into such property or any contiguous real estate, (ii) any costs or liabilities incurred in connection with any Remedial Action concerning the Borrower or any of its Subsidiaries, (iii) any costs or liabilities incurred in connection with any Environmental Lien and (iv) any costs or liabilities incurred in connection with any other matter under any Environmental Law, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, (49 U.S.C. § 9601 et seq.) and applicable state property transfer laws, whether, with respect to any such matter, such Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor in interest to the Borrower or any of its Subsidiaries, or the owner, lessee or operator of any property of the Borrower or any of its Subsidiaries by virtue of foreclosure, except, with respect to those matters referred to in clauses (i), (ii), (iii) and (iv) above, to the extent (x) incurred following foreclosure by the Administrative Agent or any Lender, or the Administrative Agent or any Lender having become the successor in interest to the Borrower or any of its Subsidiaries and (y) attributable solely to acts of the Administrative Agent, such Lender or any agent on behalf of the Administrative Agent or such Lender.

(b) The Borrower shall indemnify the Administrative Agent and the Arrangers and the Lenders, and hold the Administrative Agent and the Lenders harmless from and against, any and all claims for brokerage commissions, fees and other compensation made against the Administrative Agent, the Arrangers and the Lenders for any broker, finder or consultant with respect to any agreement, arrangement or understanding made by or on behalf of any Loan Party or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

(c) The Borrower, at the request of any Indemnitee, shall have the obligation to defend against such investigation, litigation or proceeding or requested Remedial Action and the Borrower, in any event, may participate in the defense thereof with legal counsel of the Borrower’s choice. In the event that such Indemnitee requests the Borrower to defend against such investigation, litigation or proceeding or requested Remedial Action, the Borrower shall promptly do so and such Indemnitee shall have the right to have legal counsel of its choice participate in such defense. No action taken by legal counsel chosen by such Indemnitee in defending against any such investigation, litigation or proceeding or requested Remedial Action, shall vitiate or in any way impair the Borrower’s obligation and duty hereunder to indemnify and hold harmless such Indemnitee.

(d) The Borrower agrees that any indemnification or other protection provided to any Indemnitee pursuant to this Agreement (including pursuant to this Section 12.4) or any other Loan Document shall (i) survive payment in full of the Obligations and (ii) inure to the benefit of any Person that was at any time an Indemnitee under this Agreement or any other Loan Document.

Section 12.5 Limitation of Liability

The Loan Parties agree that no Indemnitee shall have any liability (whether direct or indirect, in contract, tort or otherwise) to any Loan Party or any of their respective Subsidiaries or any of their respective equity holders or creditors for or in connection with the transactions contemplated hereby and in the other Loan Documents, except for direct damages (as opposed to special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings)) determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnitee’s gross negligence, willful misconduct or willful breach of the Loan Documents. The Company hereby waives, releases and agrees (each for itself and on behalf of its Subsidiaries) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

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Section 12.6 Right of Set-off

Upon the occurrence and during the continuance of any Event of Default each Lender and each Affiliate of a Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or its Affiliates to or for the credit or the account of the Borrower against any and all of the Obligations now or hereafter existing whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and even though such Obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section 12.6 are in addition to the other rights and remedies (including other rights of set-off) that such Lender may have.

Section 12.7 Sharing of Payments, Etc.

(a) If any Lender obtains any payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) of the Loans owing to it, any interest thereon, fees in respect thereof or amounts due pursuant to Section 12.3 (Costs and Expenses) or 12.4 (Indemnities) (other than payments pursuant to Sections 2.12 (Special Provisions Governing Eurocurrency Rate Loans), 2.13 (Capital Adequacy) or 2.14 (Taxes)) in excess of its Ratable Portion of all payments of such Obligations obtained by all the Lenders, such Lender (a “Purchasing Lender”) shall forthwith purchase from the other Lenders (each, a “Selling Lender”) such participations in their Loans or other Obligations as shall be necessary to cause such Purchasing Lender to share the excess payment ratably with each of them.

(b) If all or any portion of any payment received by a Purchasing Lender is thereafter recovered from such Purchasing Lender, such purchase from each Selling Lender shall be rescinded and such Selling Lender shall repay to the Purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Selling Lender’s ratable share (according to the proportion of (i) the amount of such Selling Lender’s required repayment in relation to (ii) the total amount so recovered from the Purchasing Lender) of any interest or other amount paid or payable by the Purchasing Lender in respect of the total amount so recovered.

(c) The Borrower agrees that any Purchasing Lender so purchasing a participation from a Selling Lender pursuant to this Section 12.7 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

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Section 12.8 Notices, Etc.

All notices, demands, requests and other communications provided for in this Agreement shall be given in writing, or by any telecommunication device capable of creating a written record (including electronic mail), and addressed to the party to be notified as follows:

(a) if to the Borrower or any Guarantor:

FMC Corporation or c/o FMC Corporation, as applicable

1735 Market Street

Philadelphia, Pennsylvania 19103

Attention: Thomas C. Deas, Jr.

Telecopy Number: (215) 299-6557

E-Mail Address: fmc_treasurer@fmc.com

with a copy to:

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, Pennsylvania 19103

Attention: Peter Sartorius

Telecopy Number: (215) 963-5001

E-Mail Address: psartorius@morganlewis.com

(b) if to any Lender, at its Eurocurrency Lending Office specified opposite its name on Schedule II (Lending Offices and Addresses for Notices) or on the signature page of any applicable Assignment and Acceptance;

(c) if to CIP, as the Administrative Agent, at its Eurocurrency Lending Office specified opposite its name on Schedule II (Lending Offices and Addresses for Notices), with a copy to:

WEIL, GOTSHAL & MANGES LLP

767 Fifth Avenue

New York, New York 10153-0119

Attention: Douglas R. Urquhart

Telecopy Number: (212) 310-8001

E-Mail Address: douglas.urquhart@weil.com

or at such other address as shall be notified in writing (x) in the case of the Borrower and the Administrative Agent, to the other parties and (y) in the case of all other parties, to the Borrower and the Administrative Agent. All such notices and communications shall be effective upon personal delivery (if delivered by hand, including any overnight courier service), when deposited in the mails (if sent by mail), or when properly transmitted (if sent by a telecommunications device or through the Internet); provided, however, that notices and communications to the Administrative Agent pursuant to Article II (The Facility) or Article XI (The Administrative Agent) shall not be effective until received by the Administrative Agent.

Section 12.9 No Waiver; Remedies

No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

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Section 12.10 Binding Effect

This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have been notified by each Lender that such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and, in each case, their respective successors and assigns; provided, however, that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

Section 12.11 Governing Law

This Agreement and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

Section 12.12 Submission to Jurisdiction; Service of Process

(a) Any legal action or proceeding with respect to this Agreement or any other Loan Document may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, the Borrower hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

(b) The Borrower and the European Parent hereby designate, appoint and empower FMC Corporation, 1735 Market Street, Philadelphia, Pennsylvania 19103, Attention: Thomas C. Deas, Jr., Telecopy Number: (215) 299-6557 (electronic mail address: fmc_treasurer@fmc.com)(the “Process Agent”), in the case of any suit, action or proceeding brought in the United States of America as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any action or proceeding arising out of or in connection with this Agreement or any Loan Document. Such service may be made by mailing (by registered or certified mail, postage prepaid) or delivering a copy of such process to the Borrower in care of the Process Agent at the Process Agent’s above address, and the Borrower hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. As an alternative method of service, the Borrower irrevocably consents to the service of any and all process in any such action or proceeding by the mailing (by registered or certified mail, postage prepaid) of copies of such process to the Process Agent or the Borrower at its address specified in Section 12.8 (Notices, Etc.). The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Nothing contained in this Section 12.2 shall affect the right of the Administrative Agent or any Lender to serve process in any other manner permitted by law or commence legal proceedings or otherwise proceed against the Borrower or any other Loan Party in any other jurisdiction.

(d) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Euros or Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase Euros or Dollars with such other currency at the spot rate of exchange quoted by the Administrative Agent at 11:00 a.m. (London time) on the Business Day preceding that on which final judgment is given, for the purchase of Dollars, for

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delivery two Business Days thereafter. The obligation of the Borrower in respect of any sum due from it to any Lender shall, notwithstanding any judgment in a currency other than the Required Currency, be discharged only to the extent that on the Business Day following receipt by the Lender of any sum adjudged to be so due in a currency other than a currency required by this Agreement (the “Required Currency”), the Lender may in accordance with normal banking procedures purchase the Required Currency with such other currency. If the amount so purchased is less than the sum originally due in the Required Currency, the Borrower agrees as a separate obligation and notwithstanding any such judgment, to indemnify the Lender against such loss. The Borrower’s liability hereunder constitutes a separate and independent liability which shall not merge with any judgment or any partial payment or enforcement of payment of sums due under this Agreement.

Section 12.13 Waiver of Jury Trial

EACH OF THE ADMINISTRATIVE AGENT, THE LENDERS AND THE LOAN PARTIES IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

Section 12.14 Marshaling; Payments Set Aside

None of the Administrative Agent, any Lender shall be under any obligation to marshal any assets in favor of the Borrower or any other party or against or in payment of any or all of the Obligations. To the extent that the Borrower makes a payment or payments to the Administrative Agent, the Lenders or any such Person exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, right and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Section 12.15 Section Titles

The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto, except when used to reference a section. Any reference to the number of a clause, sub-clause or subsection hereof immediately followed by a reference in parenthesis to the title of the Section containing such clause, sub-clause or subsection is a reference to such clause, sub-clause or subsection and not to the entire Section; provided, however, that, in case of direct conflict between the reference to the title and the reference to the number of such Section, the reference to the title shall govern absent manifest error. If any reference to the number of a Section (but not to any clause, sub-clause or subsection thereof) is followed immediately by a reference in parenthesis to the title of a Section, the title reference shall govern in case of direct conflict absent manifest error.

Section 12.16 Execution in Counterparts

This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are attached to the same document. Delivery of an executed signature page of this Agreement by facsimile transmission shall be as effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all parties shall be lodged with the Borrower and the Administrative Agent.

CREDIT AGREEMENT

FMC FINANCE B.V.

Section 12.17 Entire Agreement

This Agreement, together with all of the other Loan Documents and all certificates and documents delivered hereunder or thereunder, embodies the entire agreement of the parties and supersedes all prior agreements and understandings relating to the subject matter hereof.

Section 12.18 Confidentiality

Each Lender and the Administrative Agent agree to keep information obtained by it pursuant hereto and the other Loan Documents confidential in accordance with such Lender’s or the Administrative Agent’s, as the case may be, customary practices and agrees that it shall only use such information in connection with the transactions contemplated by this Agreement and not disclose any such information other than (a) to such Lender’s or the Administrative Agent’s, as the case may be, employees, representatives and agents that are or are expected to be involved in the evaluation of such information in connection with the transactions contemplated by this Agreement and are advised of the confidential nature of such information, (b) to the extent such information presently is or hereafter becomes available to such Lender or the Administrative Agent, as the case may be, on a non-confidential basis from a source other than the Borrower, (c) to the extent disclosure is required by law, regulation or judicial order or requested or required by bank regulators or auditors or any quasi-regulatory authority (including the National Association of Insurance Companies) or (d) to current or prospective assignees, participants and Special Purpose Vehicles grantees of any option described in Section 12.2(e) (Assignments and Participations), in each case to the extent such assignees, participants or grantees agree to be bound by the provisions of this Section 12.18. Notwithstanding any other provision in this Agreement, the Borrower and the Arrangers hereby agree that each of the Borrower, the Lenders, the Administrative Agent and the Arrangers (and each of their respective employees, representatives and agents and each of the officers, directors, employees, accountants, attorneys and other advisors of any of them) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the Facility and the transactions contemplated hereby and all materials of any kind (including opinions and other tax analyses) that are provided to each of them relating to such U.S. tax treatment and U.S. tax structure.

Section 12.19 USA PATRIOT Act

Each Lender subject to the Patriot Act (as defined below) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

FMC FINANCE B.V.,
as Borrower

By:	/s/ THOMAS C. DEAS, JR.
Thomas C. Deas, Jr. Authorized Signatory, as Attorney-in-Fact

FMC CORPORATION,
as Company

By:	/s/ THOMAS C. DEAS, JR.
Thomas C. Deas, Jr. Vice President and Treasurer

FMC CHEMICALS NETHERLANDS B.V.,
as European Parent

By:	/s/ THOMAS C. DEAS, JR.
Thomas C. Deas, Jr. Authorized Signatory, as Attorney-in-Fact

[SIGNATURE PAGE TO FMC FINANCE B.V. CREDIT AGREEMENT)

CITIBANK INTERNATIONAL PLC, as Administrative Agent and Lender

By:	/s/ PAUL GIBBS
Name: Title:	Paul Gibbs Vice President

[SIGNATURE PAGE TO FMC FINANCE B.V. CREDIT AGREEMENT)

CITIGROUP GLOBAL MARKETS LIMITED, as Mandated Lead Arranger and Bookrunner

By:	/s/ PAUL GIBBS
Name: Title:	Paul Gibbs Vice President

[SIGNATURE PAGE TO FMC FINANCE B.V. CREDIT AGREEMENT)

BANC OF AMERICA SECURITIES LLC, as Mandated Lead Arranger and Bookrunner

By:	/s/ JOHN N. GREGG, JR.
Name: Title:	John N. Gregg, Jr. Managing Director

[SIGNATURE PAGE TO FMC FINANCE B.V. CREDIT AGREEMENT)

ABN AMRO BANK N.V., as Mandated Lead Arranger and Lender

By:	/s/ ROBERT H. STEELMAN
Name: Title:	Robert H. Steelman Director

By:	/s/ RUTH MOLINA
Name: Title:	Ruth Molina Associate

[SIGNATURE PAGE TO FMC FINANCE B.V. CREDIT AGREEMENT)

BANCO BILBOA VIZCAYA AGENTARIA S.A., as Mandated Lead Arranger and Lender

By:	/s/ GIAMPAOLO CONSIGHERE
Name: Title:	Giampaolo Consighere Vice President, Global Trade Finance

By:	/s/ MARIA J. VIZAN
Name: Title:	Maria J. Vizan AVP Global GRP. Banking

[SIGNATURE PAGE TO FMC FINANCE B.V. CREDIT AGREEMENT)

NATIONAL CITY BANK, as Mandated Lead Arranger and Lender

By:	/s/ THOMAS J. MCDONNELL
Name: Title:	Thomas J. McDonnell Senior Vice President

[SIGNATURE PAGE TO FMC FINANCE B.V. CREDIT AGREEMENT)

WACHOVIA BANK, NATIONAL ASSOCIATION, as Mandated Lead Arranger and Lender

By:	/s/ BARBARA VAN MEERTEN
Name: Title:	Barbara Van Meerten Director

[SIGNATURE PAGE TO FMC FINANCE B.V. CREDIT AGREEMENT)

Lenders:

BANK OF AMERICA, N.A., as Lender

By:	/s/ COLLEEN M. BRISCOE
Name: Title:	Colleen M. Briscoe Vice President

[SIGNATURE PAGE TO FMC FINANCE B.V. CREDIT AGREEMENT)

BANK OF TOKYO-MITSUBISHI TRUST COMPANY as Lender

By:	/s/ P. SHAH
Name: Title:	P. Shah Vice President

[SIGNATURE PAGE TO FMC FINANCE B.V. CREDIT AGREEMENT)

BAYERISCHE LANDESBANK, CAYMAN ISLANDS BRANCH as Lender

By:	/s/ MICHAEL JAKOB
Name: Title:	Michael Jakob Vice President

By:	/s/ NORMAN MCCLAVE
Name: Title:	Norman McClave First Vice President

[SIGNATURE PAGE TO FMC FINANCE B.V. CREDIT AGREEMENT)

DNB NOR BANK ASA
as Lender

By:	/s/ PHILIP F. KURPIEWSKI
Name:	Philip F. Kurpiewski
Title:	Senior Vice President

By:	/s/ HENRIK ASLAND
Name:	Henrik Asland
Title:	Senior Vice President

[SIGNATURE PAGE TO FMC FINANCE B.V. CREDIT AGREEMENT)

FORTIS BANK S.A. / N.V.
as Lender

By:	/s/ EVELYNE PETIT
Name:	Evelyne Petit
Title:	Senior Manager, Merchant Banking Credit Support

[SIGNATURE PAGE TO FMC FINANCE B.V. CREDIT AGREEMENT)

KBC BANK NEDERLAND NV
as Lender

By:	/s/ KRIS ARVS
Name:	Kris Arvs
Title:	Vennootschapsdirecteur

By:	/s/ JEROEN J. BLOK
Name:	Jeroen J. Blok
Title:

[SIGNATURE PAGE TO FMC FINANCE B.V. CREDIT AGREEMENT)

SOCIETE GENERALE
as Lender

By:	/s/ PHILIPPE MATHE
Name:	Philippe Mathe
Title:	Executive Vice President

[SIGNATURE PAGE TO FMC FINANCE B.V. CREDIT AGREEMENT)

SUMITOMO MITSUI BANKING CORPORATION
as Lender

By:	/s/ DAVID A. BUCK
Name:	David A. Buck
Title:	Senior Vice President

[SIGNATURE PAGE TO FMC FINANCE B.V. CREDIT AGREEMENT)

EXHIBIT A

TO

CREDIT AGREEMENT

FORM OF ASSIGNMENT AND ACCEPTANCE

ASSIGNMENT AND ACCEPTANCE dated as of                  ,          between [NAME OF ASSIGNOR] (the “Assignor”) and [NAME OF ASSIGNEE] (the “Assignee”).

Reference is made to the Credit Agreement, dated as of December 16, 2005 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among FMC Corporation, a Delaware corporation, FMC Finance B.V., a company organized and existing under the laws of The Netherlands, as Borrower, FMC Corporation, a Delaware corporation, FMC Chemicals Netherlands B.V., a company organized and existing under the laws of The Netherlands, the Lenders, the Issuers, Citibank International PLC, as agent for the Lenders (in such capacity, the “Administrative Agent”), ABN AMRO Bank N.V., Banco Bilbao Vizcaya Agentaria S.A., National City Bank and Wachovia Bank, National Association, as mandated lead arrangers, and Citigroup Global Markets Limited and Banc of America Securities LLC, as mandated lead arrangers and bookrunners. Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

The Assignor and the Assignee hereby agree as follows:

1.	The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, [all of] [an interest in] the Assignor’s rights and obligations under the Credit Agreement equal to the Ratable Portion of the Facility specified on Section 1 of Schedule I hereto. The Commitment and principal amount of the Revolving Loans assigned to the Assignee are set forth in Section 1 of such Schedule I and the Commitment and principal amount of the Revolving Loans retained by the Assignor after giving effect to such sale and assignment are set forth in Section 2 of such Schedule I.

2.	The Assignor (a) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim, (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant thereto [,] [and] (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower and any Loan Party or the performance or observance by the Borrower and any Loan Party of any of its obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant thereto [and (iv) attaches the Note[s] held by the Assignor and requests that the Administrative Agent exchange such Note[s] for [a] new Note[s] in accordance with Section 12.2(e) (Assignments and Participations) of the Credit Agreement.

3.	The Assignee (a) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, (b) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (c) agrees that it will perform in accordance with their terms all of the obligations that, by the terms of the Credit Agreement, are required to be performed by it as a Lender, (d) represents and warrants that it is an Eligible Assignee, (e) confirms it has received such documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance, [and] (f) specifies as its Eurocurrency Lending Office and addresses for notices the offices set forth beneath its name on the signature pages hereof [and[1] (g) if applicable, attaches the forms prescribed by Section 2.14(f) of the Credit Agreement].

4.	Following the execution of this Assignment and Acceptance by the Assignor and the Assignee, it will be delivered to the Administrative Agent (together with an assignment fee in the amount of $3,500 payable by the Assignee to the Administrative Agent pursuant to Section 12.2(b) (Assignments and Participations)) for acceptance and recording by the Administrative Agent. The effective date of this Assignment and Acceptance shall be the effective date specified in Section 3 of Schedule I hereto (the “Effective Date”).

5.	Upon such acceptance and recording by the Administrative Agent, then, as of the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations under the Credit Agreement of a Lender and (b) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights (except those surviving the payment in full of the Obligations) and be released from its obligations under the Loan Documents other than those relating to events or circumstances occurring prior to the Effective Date .

6.	Upon such acceptance and recording by the Administrative Agent, from and after the Effective Date, the Administrative Agent shall make all payments under the Loan Documents in respect of the interest assigned hereby (a) to the Assignee, in the case of amounts accrued with respect to any period on or after the Effective Date, and (b) to the Assignor, in the case of amounts accrued with respect to any period prior to the Effective Date.

7.	This Assignment and Acceptance shall be governed by, and be construed and interpreted in accordance with, the law of the State of New York.

8.	This Assignment and Acceptance may be executed in any number of counterparts and by different parties on separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of this Assignment and Acceptance by telecopier shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. Delivery of an executed counterpart hereof by telecopy shall be effective as delivery of a manually executed counterpart.

[1]	Insert if Assignee is a Lender organized under the laws of a jurisdiction other than which the Borrower is for tax purposes.

9.	If on the date on which an Assignee becomes a Lender, it is a requirement of Dutch law or of a Dutch regulation that such Assignee be a Professional Market Party, such Assignee represents and warrants that it is a Professional Market Party and it is aware that it does not benefit from the (creditor) protection offered by the Dutch Banking Act to lenders of monies to persons of entities that are subject to the prohibition of Section 82 of the Dutch Banking Act. The Assignee acknowledges that the Borrower has relied upon such representations and warranties.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed by their respective officers thereunto duly authorized, as of the date first above written.

[Name of Assignor], as Assignor

By:
Name:
Title:

[NAME OF ASSIGNEE] as Assignee

By:
Name:
Title:

Eurocurrency Lending Office (and address for notices):

[Insert Address (including contact name, fax number and e-mail address)]

ACCEPTED AND AGREED this day of :

CITIBANK INTERNATIONAL PLC, as Administrative Agent

By:
Name:
Title:

FMC FINANCE B.V., as Borrower

By:
Name:
Title:

SCHEDULE I

TO

ASSIGNMENT AND ACCEPTANCE

SECTION 1.

Ratable Portion of Facility assigned to Assignee:	%

Commitment assigned to Assignee:	€

Aggregate Outstanding Principal Amount of Revolving Loans Assigned to Assignee:	€

SECTION 2.

Ratable Portion of Facility retained by Assignor:	%

Commitment retained by Assignor:	€

Aggregate Outstanding Principal Amount of Revolving Loans retained by Assignor:	€

SECTION 3.

Effective Date:	,

EXHIBIT B

TO

CREDIT AGREEMENT

FORM OF NOTE

Lender: [NAME OF LENDER]	New York, New York
Principal Amount: [$ ]	,
[€ ]

FOR VALUE RECEIVED, the undersigned, FMC Finance B.V., a Netherlands company (the “Borrower”), hereby promises to pay to the Lender set forth above (the “Lender”) the Principal Amount set forth above, or, if less, the aggregate unpaid principal amount of all Revolving Loans (as defined in the Credit Agreement referred to below) of the Lender to the Borrower, payable at such times, and in such amounts, as are specified in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of the Revolving Loans from the date made until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in [Dollars] [Euros] to Citibank International PLC, as Administrative Agent, at 5th Floor, Citigroup Centre, Canada Square, Canary Wharf, London E14 5LB, in immediately available funds.

This Note is one of the Revolving Credit Notes referred to in, and is entitled to the benefits of, the Credit Agreement, dated as of December 16, 2005 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among FMC Corporation, a Delaware corporation, FMC Finance B.V., a company organized and existing under the laws of The Netherlands, as Borrower, FMC Corporation, a Delaware corporation, FMC Chemicals Netherlands B.V., a company organized and existing under the laws of The Netherlands, the Lenders, the Issuers, Citibank International PLC, as agent for the Lenders (in such capacity, the “Administrative Agent”), ABN AMRO Bank N.V., Banco Bilbao Vizcaya Agentaria S.A., National City Bank and Wachovia Bank, National Association, as mandated lead arrangers, and Citigroup Global Markets Limited and Banc of America Securities LLC, as mandated lead arrangers and bookrunners. Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

The Credit Agreement, among other things, (a) provides for the making of Revolving Loans by the Lender to the Borrower in an aggregate amount not to exceed at any time outstanding the Principal Amount set forth above, the indebtedness of the Borrower resulting from such Revolving Loans being evidenced by this Note and (b) contains provisions for acceleration of the maturity of the unpaid principal amount of this Note upon the happening of certain stated events and also for prepayments on account of the principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

This Note is entitled to the benefits of the Guaranty.

Demand, diligence, presentment, protest and notice of non-payment and protest are hereby waived by the Borrower.

This Note shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed and delivered by its duly authorized officer as of the day and year and at the place set forth above.

FMC FINANCE B.V.

By:
Name:
Title:

EXHIBIT C

TO

CREDIT AGREEMENT

FORM OF NOTICE OF BORROWING

CITIBANK INTERNATIONAL PLC, as Administrative Agent under the Credit Agreement referred to below
5th Floor, Citigroup Centre Canada Square, Canary Wharf London E14 5LB	,

Attention:

Re: FMC FINANCE B.V. (the “Borrower”)

Reference is made to the Credit Agreement, dated as of December 16, 2005 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among FMC Corporation, a Delaware corporation, FMC Finance B.V., a company organized and existing under the laws of The Netherlands, as Borrower, FMC Corporation, a Delaware corporation, FMC Chemicals Netherlands B.V., a company organized and existing under the laws of The Netherlands, the Lenders, the Issuers, Citibank International PLC, as agent for the Lenders (in such capacity, the “Administrative Agent”), ABN AMRO Bank N.V., Banco Bilbao Vizcaya Agentaria S.A., National City Bank and Wachovia Bank, National Association, as mandated lead arrangers, and Citigroup Global Markets Limited and Banc of America Securities LLC, as mandated lead arrangers and bookrunners. Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

The Borrower hereby gives you notice, irrevocably, pursuant to Section 2.2 (Borrowing Procedures) of the Credit Agreement that the undersigned hereby requests a Borrowing of Revolving Loans under the Credit Agreement and, in that connection, sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.2 (Borrowing Procedures) of the Credit Agreement:

(a) The date of the Proposed Borrowing is                     ,          (the “Funding Date”).

(b) The Revolving Credit Borrowing is a [Dollar] [Euro] Revolving Loan.

(c) The aggregate amount of the Revolving Credit Borrowing is [$][€]         , having an initial Interest Period of [one] [two] [three] [six] month[s].

The undersigned hereby certifies that the following statements are true on the date hereof and shall be true on the Funding Date both before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom:

(a) the representations and warranties set forth in Article IV (Representations and Warranties) of the Credit Agreement and the other Loan Documents are true and

C-1

correct in all material respects on and as of the Funding Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date; and

(b) no Default or Event of Default has occurred and is continuing on the Funding Date.

FMC FINANCE B.V.

By:
Name:
Title:

C-2

EXHIBIT D

TO

CREDIT AGREEMENT

FORM OF NOTICE OF CONTINUATION

CITIBANK INTERNATIONAL PLC, as Administrative Agent under the Credit Agreement referred to below
5th Floor, Citigroup Centre Canada Square, Canary Wharf London E14 5LB	,

Attention:

Re: FMC FINANCE B.V. (the “Borrower”)

Reference is made to the Credit Agreement, dated as of December 16, 2005 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among FMC Corporation, a Delaware corporation, FMC Finance B.V., a company organized and existing under the laws of The Netherlands, as Borrower, FMC Corporation, a Delaware corporation, FMC Chemicals Netherlands B.V., a company organized and existing under the laws of The Netherlands, the Lenders, the Issuers, Citibank International PLC, as agent for the Lenders (in such capacity, the “Administrative Agent”), ABN AMRO Bank N.V., Banco Bilbao Vizcaya Agentaria S.A., National City Bank and Wachovia Bank, National Association, as mandated lead arrangers, and Citigroup Global Markets Limited and Banc of America Securities LLC, as mandated lead arrangers and bookrunners. Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

The Borrower hereby gives you notice, irrevocably, pursuant to Section 2.9 (Continuation Option) of the Credit Agreement that the undersigned hereby requests a continuation on                 ,         of [€][$]                     in principal amount of presently outstanding Revolving Loans that are Eurocurrency Rate Loans having an Interest Period ending on             ,         . The Interest Period for such amount requested to be continued as Eurocurrency Rate Loans is [[one] [two] [three] [six] month[s].

In connection herewith, the undersigned hereby certifies that no Default or Event of Default has occurred and is continuing on the date hereof.

FMC FINANCE B.V.

By:
Name:
Title:

D-1

EXHIBIT E

TO

CREDIT AGREEMENT

FORM OF OPINION OF U.S. COUNSEL FOR THE LOAN PARTIES

E-1

[ML&B Letterhead]

To:	Citibank International plc, as Administrative Agent, ABN Amro Bank N.V., Banco Bilbao Vizcaya Agentaria S.A., National City Bank, Wachovia Bank, National Association, as mandated lead arrangers, and Citigroup Global Markets Limited and Banc of America Securities LLC, as mandated lead arrangers and bookrunners, and each of the Lenders party to the Credit Agreement referred to below.

Re:	FMC Finance, B.V.

Ladies and Gentlemen:

We have acted as counsel to FMC Corporation, a Delaware corporation (the “Company”), and its subsidiaries FMC Finance B.V., a company organized and existing under the laws of The Netherlands (the “Borrower”), and FMC Chemicals Netherlands B.V., a company organized and existing under the laws of The Netherlands (the “European Parent”), in connection with the preparation, execution and delivery of, and the consummation of the transactions contemplated by, the Credit Agreement dated as of the date hereof (the “Credit Agreement”), by and among the Borrower, the Company the European Parent, the Lenders party thereto, Citibank International plc, as agent for the Lenders (the “Administrative Agent”), ABN Amro Bank N.V., Banco Bilbao Vizcaya Agentaria S.A., National City Bank and Wachovia Bank, National Association, as mandated lead arrangers, and Citigroup Global Markets Limited and Banc of America Securities LLC, as mandated lead arrangers and bookrunners.

This opinion letter is rendered to you pursuant to Section 3.1(a)(iii)(A) of the Credit Agreement. Capitalized terms which are defined in the Credit Agreement and used herein, but not otherwise defined herein, have the meanings given them in the Credit Agreement.

In connection with the opinions expressed below, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the following documents:

the Credit Agreement; and

the Notes issued by the Borrower on the date hereof, if any (the “Notes”).

We have also examined such corporate records, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Loan Parties, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth. As to questions of fact material to our opinions, we have relied without independent investigation upon the representations of the Loan Parties contained in the Credit Agreement.

In our examination of the above-mentioned documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.

We have assumed that the Borrower and the European Parent have duly authorized, executed and delivered the Credit Agreement and, in the case of the Borrower, the Notes pursuant to adequate corporate power and in accordance with the laws of The Netherlands and that doing so does not violate, contravene or cause a default under the laws of The Netherlands. We have further assumed that the Credit Agreement has been duly and validly executed and delivered by all of the parties thereto other than the Loan Parties and constitutes the legal, valid and binding obligation of all parties thereto other than the Loan Parties.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

1. The Company is a corporation validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to transact the business in which we understand it is now engaged.

2. The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under the Credit Agreement. The execution, delivery and performance by the Company of the Credit Agreement has been duly authorized by all necessary corporate action on the part of the Company, and the Credit Agreement has been duly executed and delivered by the Company.

3. The Credit Agreement constitutes the legal, valid and binding obligations of each of the Loan Parties, enforceable against the Loan Parties in accordance with its terms. The Notes constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their terms.

4. The execution, delivery and performance by the Loan Parties of the Credit Agreement and, in the case of the Borrower, the Notes, will not conflict with, constitute a default under or violate (i) any provisions of the Constituent Documents of the Company, (ii) to our knowledge any material Contractual Obligation of the Loan Parties, (iii) the General Corporation Law of Delaware or the laws of the State of New York, the Commonwealth of Pennsylvania or the United States which are applicable to the Loan Parties and are, in our experience, normally applicable to transactions of the type contemplated by the Credit Agreement, or (iv) any judgment, writ, injunction, decree, order or ruling of any court or Governmental Authority applicable to any Loan Party and of which we have knowledge.

5. No consent, approval, waiver, license or authorization or other action by or filing with any New York, Pennsylvania or federal Governmental Authority is required in connection with the execution, delivery or performance by any Loan Party of the Credit Agreement, or in the case of the Borrower, any Notes.

6. The borrowings by and other financial accommodations provided to the Borrower under the Credit Agreement and the application of proceeds thereof as provided in the Credit Agreement will not violate Regulations T, U or X of the Board of Governors of the Federal Reserve System.

7. Neither the Borrower nor any other Loan Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or a “holding company” or a “subsidiary company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

8. To our knowledge, there is no action, suit, proceeding, governmental investigation or arbitration, at law or in equity or before any Governmental Authority, pending or overtly threatened in writing against any Loan Party with respect to the Credit Agreement or challenging any of the Lenders’ or the Administrative Agent’s rights or remedies thereunder, which, if adversely determined, could materially adversely affect the ability of any Loan Party to perform its obligations under the Credit Agreement.

The foregoing opinions are subject to the following additional assumptions and qualifications:

a.	The opinions expressed herein are subject to bankruptcy, insolvency and similar laws affecting the rights and remedies of creditors generally and general principles of equity.

b.	Matters of venue may be subject to the discretion of the court before which a proceeding is brought and therefore we express no opinion as to any provisions of the Agreements relating to the selection of venue in connection with any controversy related to the Agreements.

c.	As used in paragraphs 4, 5, and 8, the term “Governmental Authority” does not include any political subdivision of a state.

The opinions expressed herein are limited to matters governed by the laws of the State of New York and the Commonwealth of Pennsylvania, the Delaware General Corporation Law and the federal laws of the United States.

Whenever an opinion herein with respect to the existence or absence of facts is stated to be based on our knowledge or awareness or is limited to matters known to us or is qualified by words of similar import, it is intended to signify that during the course of our representation of the Loan Parties in connection with the transactions contemplated in the Credit Agreement, no information has come to our attention that would give to the attorneys in this firm who have rendered legal services in connection with the transactions contemplated by the Credit Agreement actual present knowledge of the existence or absence of such facts. However, except to the extent expressly stated herein, we have not undertaken any independent investigation to determine the existence or absence of such facts, and no inference as to our knowledge of the existence or absence of such facts should be drawn from the fact of our representation of the Loan Parties.

This opinion letter is rendered solely for your benefit in connection with the transactions contemplated by the Credit Agreement and the other Loan Documents. This opinion letter may not be used or relied upon for any other purpose, nor relied upon by any other person without our prior written consent, nor may this opinion letter or any copies thereof be furnished to a third party, quoted, cited or otherwise referred to without our prior written consent, other than to permitted assigns of any Lender, and except as required by any Governmental Authority or pursuant to legal process.

Very truly yours,